Exhibit 10.11

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

RICE ENERGY APPALACHIA, LLC

April 18, 2013

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RICE ENERGY APPALACHIA, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated effective as of April 18, 2012, is made by and among Rice Energy Appalachia, LLC, a Delaware limited liability company (the “Company”), and the Persons who have executed a signature page to this Agreement as the Members and initial Managers.

ARTICLE I

FORMATION OF COMPANY

Section 1.1. Formation.

Subject to the provisions of this Agreement, the parties do hereby desire to establish this Agreement to continue and govern the Company as a limited liability company under the provisions of the Delaware Limited Liability Company Act, DEL. CODE ANN. TIT. 6 §§ 18-101 (2010) et seq., as amended from time to time, and any successor statute or statutes (the “Act”). The Company was formed upon the execution and filing by the organizer (such Person being hereby authorized to take such action) with the Secretary of State of the State of Delaware of a Certificate of Formation of the Company effective on January 10, 2012. This Agreement shall amend and restate in its entirety the Limited Liability Company Agreement of the Company dated January 25, 2012 (the “Original Agreement”) in all respects and such Original Agreement shall be of no force or effect after the date hereof.

Section 1.2. Name.

The name of the Company shall be Rice Energy Appalachia, LLC. Subject to all applicable laws, the business of the Company shall be conducted in the name of the Company unless under the law of some jurisdiction in which the Company does business such business must be conducted under another name or unless the Board determines that it is advisable to conduct Company business under another name. In such a case, the business of the Company in such jurisdiction or in connection with such determination may be conducted under such other name or names as the Board shall determine to be necessary. The Board shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

Section 1.3. Business.

The business of the Company shall be, whether directly or indirectly through subsidiaries, to conduct all activities permissible by applicable law.

Section 1.4. Places of Business; Registered Agent; Names and Addresses of Members.

(a) The address of the principal United States office and place of business of the Company and its street address shall be 171 Hillpointe Drive, Suite 301, Canonsburg, Pennsylvania 15317. The Board, at any time and from time to time, may change the location of the Company’s principal place of business upon giving prior written notice of such change to the Members and may establish such additional place or places of business of the Company as the Board shall determine to be necessary or desirable.

(b) The registered office of the Company in the State of Delaware shall be and it hereby is, established and maintained at 16192 Coastal Highway, Lewes, Delaware 19958, and the registered agent for service of process on the Company shall be Harvard Business Services, Inc., whose business address is the same as the Company’s registered office in Delaware. The Board, at any time and from time to time, may change the Company’s registered office or registered agent or both by complying with the applicable provisions of the Act, and may establish, appoint and change additional registered offices and registered agents of the Company in such other states as the Board shall determine to be necessary or advisable.

(c) The mailing address and street address of each of the Members shall be the same as for the Company, unless another address for such Member is set forth on Exhibit A to this Agreement.

Section 1.5. Term.

The Company shall continue until terminated in accordance with Section 8.1.

Section 1.6. Filings.

Upon the request of the Board, the Members shall promptly execute and deliver all such certificates and other instruments conforming hereto as shall be necessary for the Board to accomplish all filing, recording, publishing and other acts appropriate to comply with all requirements for the formation and operation of a limited liability company under the laws of the State of Delaware and for the qualification and operation of a limited liability company in all other jurisdictions where the Company shall propose to conduct business. Prior to conducting business in any jurisdiction, the Board shall use its reasonable good faith efforts to cause the Company to comply with all requirements for the qualification of the Company to conduct business as a limited liability company in such jurisdiction.

Section 1.7. Title to Company Property.

All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold its property in its own name or in the name of a nominee which may be the Board or any of its Affiliates or any trustee or agent designated by it.

Section 1.8. No Payments of Individual Obligations.

The Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be Transferred for or in payment of any individual obligation of any Member.

ARTICLE II

DEFINITIONS AND REFERENCES

Section 2.1. Defined Terms.

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Act” shall have the meaning assigned to such term in Section 1.1.

“Additional Company Debt Securities” shall have the meaning assigned to such term in Section 3.2(b).

“Additional Company Equity Securities” shall have the meaning assigned to such term in Section 3.2(a).

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as provided in Section 7.1(b) as of the end of each fiscal year, (a) increased by (i) the amount of any unpaid Capital Contributions agreed to be contributed by such Member under Section 3.1, if any, and (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations, and (b) reduced by the adjustments provided for in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6).

“Adjusted Property” shall mean any property the Carrying Value of which has been adjusted pursuant to Section 7.1(b)(vii) or any property that has a Carrying Value different than the adjusted tax basis at the time of a Capital Contribution by a Member.

“Affiliate” (whether or not capitalized) shall mean, with respect to any Person: (a) any other Person directly or indirectly owning, controlling or holding power to vote 10% or more of the outstanding voting securities of such Person, (b) any other Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (c) any other Person directly or indirectly controlling, controlled by or under common control with such Person, and (d) any officer, director, member, partner or immediate family member of such Person or any other Person described in subsection (a), (b) or (c) of this paragraph.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph.

“Approved Capital Budgets” shall have the meaning assigned to such term in Section 5.1(d)(i).

“Benchmark Value Payout” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Benchmark Value Re-grant Payout” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Board” and “Board of Managers” shall have the meaning assigned to such term in Section 5.1(a).

“Capital Account” shall have the meaning assigned to such term in Section 7.1(b).

“Capital Account Reduction Amount” shall have the meaning assigned to such term in Section 3.1(g).

“Capital Commitment” shall mean, with respect to NGP I, NGP I’s commitment to make Capital Contributions to the Company as reflected in the Original Agreement, and, with respect to NGP II, NGP II’s commitment to make Capital Contributions to the Company in the amount set forth on Exhibit A hereto, as such Exhibit A shall be amended from time to time, at the times and on the conditions set forth in Section 3.1.

“Capital Contributions” shall mean for any Member at the particular time in question the aggregate of the dollar amounts of any cash, or the fair market value of any property, contributed to the capital of the Company, or, if the context in which such term is used so indicates, the dollar amounts of cash or the fair market value of any property agreed to be contributed, or requested to be contributed, by such Member to the capital of the Company.

“Carrying Value” shall mean with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Members. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as determined by the unanimous consent of the Board; provided, however, that the Carrying Value of the initial assets contributed by the Rice Members pursuant to the Original Agreement shall be determined as set forth in the Legacy Contribution Agreement;

(b) The Carrying Value of all Company assets shall be adjusted to equal their respective fair market values, as determined by the unanimous consent of the Board, upon (i) the acquisition of an additional Company Interest by any new or existing Member in exchange for a Capital Contribution that is not de minimis; (ii) the distribution by the Company to a Member of Company property that is not de minimis as consideration for a Company Interest; (iii) the grant of a Company Interest that is not de minimis consideration for the performance of services to or for the benefit of the Company by any new or existing Member; (iv) the liquidation of the Company as provided in Section 8.2; (v) the acquisition of a Company Interest by any new or existing Member upon the exercise of a noncompensatory warrant or the making of any Capital Contribution in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s), as such Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations; or (vi) any other event to the extent determined by the

Board to be necessary to properly reflect Carrying Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q), provided that any adjustments to the Capital Accounts of the Members shall be made as provided in Section 7.1(b)(vii). If any noncompensatory warrants (or similar interests) are outstanding upon the occurrence of an event described in clauses (i) through (vi) above, the Company shall adjust the Carrying Values of its properties in accordance with Proposed Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations;

(c) The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as determined by the unanimous consent of the Board;

(d) The Carrying Value of an asset shall be adjusted by Depreciation and Simulated Depletion taken into account with respect to such asset for purposes of computing Net Profits, Net Losses and other items allocated pursuant to Section 7.1(b)(v); and

(e) The Carrying Value of Company assets shall be adjusted at such other times as required in the applicable Treasury Regulations.

“Catch Up Percentage” shall mean, (a) with respect to Rice Energy, the fraction, expressed as a percentage, which is equal to $315,440,717 divided by $354,543,787, and (b) with respect to NGP I, the fraction, expressed as a percentage, which is equal to $39,103,070 divided by $354,543,787.

“Catch Up Return” shall mean cumulative cash distributions to Rice Energy and NGP I in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another person) pursuant to Section 4.3(a)(ii) equal to (a) in the case of Rice Energy, $315,440,717, and (b) in the case of NGP I, $39,103,070.

“Closing Date” shall mean the date the initial funding of Capital Contributions by NGP I and the Rice Members pursuant to the Original Agreement.

“Company” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

“Company Interest” shall mean any Member’s interest in, or rights in, the Company including and representing, as the context shall require, any membership interest in the Company, Incentive Interests, and/or any other class or series of interests created pursuant to Section 3.2.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Company Securities” shall have the meaning set forth in Section 3.2(b).

“Confidential Information” shall mean, without limitation, all proprietary and confidential information of the Company and its subsidiaries or Affiliates, including business opportunities of the Company and its subsidiaries or Affiliates, intellectual property, and any other information heretofore or hereafter acquired, developed or used by the Company and its subsidiaries or Affiliates relating to their business, including any confidential information contained in any lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, seismic records, electric logs, core data, pressure data, production records, geological and geophysical reports and related data, memoranda, notes, records, drawings, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other documents relating to the business of the Company and its subsidiaries or Affiliates, developed by, or originated by any third party and brought to the attention of, the Company and its subsidiaries or Affiliates.

“Conversion” shall have the meaning assigned to such term in Section 9.1(e).

“D. Rice III” shall mean Daniel J. Rice III.

“Deadlock” shall have the meaning assigned to such term in Section 5.1(h).

“Deadlock Notice” shall have the meaning assigned to such term in Section 5.1(h).

“Depreciation” shall mean for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction (other than Simulated Depletion) allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the Board).

“Dispute” shall have the meaning assigned to such term in Section 11.9.

“Distributable Funds” shall mean the available cash of the Company in excess of the working capital and other requirements of the Company as determined by the Board of Managers.

“Distributed Asset Amount” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Employee” shall mean an individual who is employed by, or serves as an independent contractor for, the Company or any of its subsidiaries. In the event any provision of this Agreement refers to the resignation of an Employee, such resignation or termination shall apply to the entity that is the employer of such Employee.

“Excluded Affiliate Transfer” shall mean (a) any Transfer of a Company Interest by NGP (whether voluntarily or by operation of law) to a partner or other Affiliate or a legal successor of NGP; (b) any Transfer of a Company Interest by a Member who is an individual to a member of such Member’s family or to a revocable trust for estate planning purposes, but only if and for so long as such Transferring Member retains the exclusive right to vote such Company Interest following such Transfer; (c) any Transfer occurring by operation of law upon the death or mental incapacity of a Member who is an individual; (d) any Transfer to a corporation, partnership or limited liability company which is wholly owned and controlled (through voting rights) by such Member, but only if and for so long as such Transferring Member retains the exclusive right to vote such Company Interest following such Transfer, it being acknowledged and agreed that any failure to retain the right to vote or the failure to retain 100% ownership and control shall then immediately and automatically be deemed to be a Transfer that is not an Excluded Affiliate Transfer; and (e) any Transfer of a Company Interest by a Member which is a trust to the principal beneficiary of that trust; provided that, in the case of any Transfer described in clauses (a) – (e) above, such Transferee agrees to be bound by the terms of this Agreement and evidences same by executing a copy of this Agreement and such other documents as the Company may reasonably request promptly upon receiving the assignment of such Company Interest.

“Excluded Business Opportunity” shall mean a business opportunity other than a business opportunity: (a) that (i) has come to the attention of a Person solely in, and as a direct result of, its or his capacity as a director of, advisor to, principal of or employee of the Company or a subsidiary of the Company, or (ii) was developed with the use or benefit of the personnel or assets of the Company, or a subsidiary of the Company, and (b) that has not been previously independently brought to the attention of the subject Person from a source that is not affiliated (other than through such subject Person) with the Company or a subsidiary of the Company.

“Exercise” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Final Deadlock” shall have the meaning assigned to such term in Section 5.1(h).

“Fundamental Change” shall mean the occurrence of any of the following events:

(a) any of the following transactions occurs: (i) the Company merges, consolidates or reconstitutes with or into, or enters into any similar transaction with, any Person other than an Affiliate of the Company or a Member or a Related Party, (ii) the outstanding Company Interests are sold or exchanged by the holders thereof in a single transaction, or a series of related transactions, to any Person other than an Affiliate of the Company or a Member or a Related Party, or (iii) the Company sells, leases, licenses or exchanges or agrees to sell, lease, license or exchange all or substantially all of its assets to a Person that is not an Affiliate of the Company or a Member or a Related Party and in the case of any such transaction described in the immediately preceding clauses (i) – (iii), the Persons who served as members of the Board immediately before consummation of such transaction cease to constitute at least a majority of the members of the Board (in the case of a sale of equity interests) or the members of the board or analogous managing body of the surviving or acquiring entity (in the case of an asset Transfer, conversion, merger, consolidation or similar transaction), immediately following completion of such transaction; or

(b) any single Person or group of related Persons (other than the Company, any Member or an Affiliate of the Company or a Member or a Related Party) purchases or otherwise acquires the right to vote or dispose of the securities of the Company representing 50% or more of the total voting power of all the then outstanding voting securities of the Company, unless such purchase or acquisition has been approved by the Board; provided that no Capital Contribution(s) made by NGP shall cause a Fundamental Change; or

(c) the Company is dissolved and liquidated.

“GRT Companies” shall have the meaning assigned to such term in Section 5.3(b).

“Hypothetical Liquidation” shall have the meaning assigned to such term in Section 3.4(a).

“Incentive Interests” shall mean the Incentive Units and the Incentive Options.

“Incentive Option” shall mean any option to acquire Company Interests as such options may be granted from time to time by the Board of Managers. Any Incentive Option issued by the Company shall have such rights and obligations as the Board of Managers determines in its sole discretion.

“Incentive Unit” shall mean a Unit issued as a Legacy Tier I Unit, Legacy Tier II Unit, Legacy Tier III Unit, New Tier I Unit, New Tier II Unit, New Tier III Unit or New Tier IV Unit pursuant to Section 3.4(a) and reflected on Exhibit A as, from time to time, may be updated pursuant to this Agreement.

“Indemnification Obligation” shall have the meaning assigned to such term in Section 3.1(f).

“Indemnitee” shall have the meaning assigned to such term in Section 5.6(a).

“Indirect Transfer” shall mean (with respect to any Member that is a corporation, partnership, limited liability company or other entity) a deemed Transfer of a Company Interest, which shall occur upon any Transfer of the ownership of, or voting rights associated with, the equity or other ownership interests in such Member; provided, however, that any Transfer of the equity ownership interests of NGP I or NGP II shall not be an Indirect Transfer for purposes of this Agreement so long as NGP Representatives continue to control, directly or indirectly, NGP I or NGP II, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“IPO” shall mean (i) a distribution in the United States, of the equity securities of the Company or a successor to the Company, pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, that results in such equity securities being listed for trading on a United States national securities exchange, or (ii) any merger, consolidation or similar combination involving the Company, or a successor to the Company, and another Person following which the class of equity securities of the surviving entity, that are received by the Members in such transaction, are listed for trading on a United States national securities exchange; provided, that in no event shall IPO mean any public offering of any interest by Rice Energy Trust.

“JAMS” shall have the meaning assigned to such term in Section 11.9(a).

“Key Person Event” means both Daniel J. Rice III and Toby Z. Rice have ceased to be actively involved in, and have as their primary focus, the day to day management of the business and affairs of the Company.

“Legacy Contribution Agreement” shall mean that certain Subscription and Contribution Agreement among the Company, the Rice Members and NGP I dated January 25, 2012.

“Legacy Incentive Interest Percentage” shall mean, as of any date, the aggregate of the Legacy Tier I Percentage, Legacy Tier II Percentage and Legacy Tier III Percentage (which aggregate amount is equal to 30% as of the date hereof), which percentage shall be allocated and reflected on Exhibit A, as revised from time to time.

“Legacy Percentage” shall mean the fraction, expressed as a percentage, which is equal to (i) $475,000,000 divided by (ii) the sum of (A) the cumulative Capital Contributions made on or after the date hereof by D. Rice III and NGP II, plus (B) $475,000,000.

“Legacy Sharing Ratio” shall mean for any Member, the proportion that such Member’s Capital Contributions made to the Company prior to the date hereof bear to the total Capital Contributions of all Members made to the Company prior to the date hereof as of the date of such determination, subject to adjustment pursuant to Section 3.2(f). In the event the Capital Account of a Member is reduced pursuant to Section 3.1(g), for purposes of determining the Legacy Sharing Ratio of such Member, the Capital Contributions of such Member shall be deemed to be reduced by such Capital Account reduction.

“Legacy Tier I Members” shall mean the Members holding Legacy Tier I Units as set forth on Exhibit A, as revised from time to time.

“Legacy Tier I Payout” shall mean the first date, if any, at which NGP I shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two times (2.0x) its cumulative Capital Contributions to the Company.

“Legacy Tier I Percentage” shall mean 10%, which percentage shall be allocated to the Legacy Tier I Members in proportion to the Legacy Tier I Units held by the Legacy Tier I Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Legacy Tier I Units pursuant to this Agreement.

“Legacy Tier I Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(i).

“Legacy Tier I Units” shall mean Legacy Tier I Units representing Company Interests in the Company entitled to receive the Legacy Tier I Percentage and with the other rights and obligations specified in this Agreement.

“Legacy Tier II Members” shall mean the Members holding Legacy Tier II Units as set forth on Exhibit A, as revised from time to time.

“Legacy Tier II Payout” shall mean the first date, if any, at which NGP I shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to three times (3.0x) its cumulative Capital Contributions to the Company.

“Legacy Tier II Percentage” shall mean 10%, which percentage shall be allocated to the Legacy Tier II Members in proportion to the Legacy Tier II Units held by the Legacy Tier II Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Legacy Tier II Units pursuant to this Agreement.

“Legacy Tier II Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(ii).

“Legacy Tier II Units” shall mean Legacy Tier II Units representing Company Interests in the Company entitled to receive the Legacy Tier II Percentage and with the other rights and obligations specified in this Agreement.

“Legacy Tier III Members” shall mean the Members holding Legacy Tier III Units as set forth on Exhibit A, as revised from time to time.

“Legacy Tier III Payout” shall mean the first date, if any, at which NGP I shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to four times (4.0x) its cumulative Capital Contributions to the Company.

“Legacy Tier III Percentage” shall mean 10%, which percentage shall be allocated to the Legacy Tier III Members in proportion to the Legacy Tier III Units held by the Legacy Tier III Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any Legacy Tier III Units pursuant to this Agreement.

“Legacy Tier III Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(iii).

“Legacy Tier III Units” shall mean Legacy Tier III Units representing Company Interests in the Company entitled to receive the Legacy Tier III Percentage and with the other rights and obligations specified in this Agreement.

“Majority Interest” of the Members, as to any agreement, election, vote or other action of the Members, shall mean those Members whose combined Sharing Ratios exceed 50%.

“Manager” and “Managers” shall have the meanings assigned to such terms in Section 5.1(a).

“Members” shall mean the Persons (including holders of Incentive Units) who from time to time shall execute a signature page to this Agreement (including by counterpart) as the Members, including any Person who becomes a substituted Member of the Company pursuant to the terms hereof.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member bears the economic risk of loss in accordance with applicable Treasury Regulations.

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Minimum Gain” shall mean (a) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of Company Nonrecourse Liabilities, computed in accordance with applicable Treasury Regulations, or (b) with respect to each Member Nonrecourse Debt, the amount of gain that would be realized by the Company if the Company Transferred (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such Member Nonrecourse Debt, computed in accordance with applicable Treasury Regulations.

“Net Profit” or “Net Loss” shall mean, with respect to any fiscal year or other fiscal period, the net income or net loss of the Company for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a) any income of the Company that is exempt from federal income tax shall be included as income;

(b) any expenditures of the Company that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c) if Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d) in the event the Carrying Value of any Company asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the Transfer of such asset for purposes of computing Net Profit or Net Loss;

(e) gain or loss resulting from any Transfer of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property Transferred, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;

(f) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

(g) items specially allocated under Section 4.2 and Section 7.1(b)(v) shall be excluded.

“New Contribution Agreement” shall mean that certain Subscription and Contribution Agreement among the Company, D. Rice III and NGP II dated April 18, 2013.

“New Incentive Interest Percentage” shall mean, as of any date, the aggregate of the New Tier I Percentage, New Tier II Percentage, New Tier III Percentage and New Tier IV Percentage, which percentage shall be allocated and reflected on Exhibit A, as revised from time to time.

“New Percentage” shall mean 100% minus the Legacy Percentage.

“New Sharing Ratio” shall mean for any Member making a Capital Contribution on or after the date hereof, the proportion that such Member’s Capital Contributions made on or after the date hereof bear to the total Capital Contributions of all Members made on or after the date hereof as of the date of such determination, subject to adjustment pursuant to Section 3.2(f). In the event the Capital Account of a Member is reduced pursuant to Section 3.1(g), for purposes of determining the Sharing Ratio of such Member, the Capital Contributions of such Member shall be deemed to be reduced by such Capital Account reduction.

“New Tier I Members” shall mean the Members holding New Tier I Units as set forth on Exhibit A, as revised from time to time.

“New Tier I Payout” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to its cumulative Capital Contributions to the Company multiplied by (1.08)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution. For the avoidance of doubt, any distribution made prior to the New Tier I Payout, if any, that is subtracted from such contributions shall be first increased by the exponent for purposes of the payout calculation by multiplying such distribution by (1.08)m, where “m” is equal to the number of years between the distribution and the New Tier I Payout (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365), and (ii) if a Qualified Event has not occurred on or before December 31, 2016, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two times (2.0x) its cumulative Capital Contributions.

“New Tier I Percentage” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, 20%, and (ii) if a Qualified Event has not occurred on or before December 31, 2016, 10%, which percentage shall be allocated to the New Tier I Members in proportion to the New Tier I Units held by the New Tier I Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any New Tier I Units pursuant to this Agreement.

“New Tier I Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“New Tier I Units” shall mean New Tier I Units representing Company Interests in the Company entitled to receive the New Tier I Percentage and with the other rights and obligations specified in this Agreement.

“New Tier II Members” shall mean the Members holding New Tier II Units as set forth on Exhibit A, as revised from time to time.

“New Tier II Payout” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to its cumulative Capital Contributions to the Company multiplied by (1.20)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution. For the avoidance of doubt, any distribution made prior to the New Tier II Payout, if any, that is subtracted from such contributions shall be first increased by the exponent for purposes of the payout calculation by multiplying such distribution by (1.20)m, where “m” is equal to the number of years between the distribution and the New Tier II Payout (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365), and (ii) if a Qualified Event has not occurred on or before December 31, 2016, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to three times (3.0x) its cumulative Capital Contributions to the Company.

“New Tier II Percentage” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, 5%, and (ii) if a Qualified Event has not occurred on or before December 31, 2016, 10%, which percentage shall be allocated to the New Tier II Members in proportion to the

New Tier II Units held by the New Tier II Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any New Tier II Units pursuant to this Agreement.

“New Tier II Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(v).

“New Tier II Units” shall mean New Tier II Units representing Company Interests in the Company entitled to receive the New Tier II Percentage and with the other rights and obligations specified in this Agreement.

“New Tier III Members” shall mean the Members holding New Tier III Units as set forth on Exhibit A, as revised from time to time.

“New Tier III Payout” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two times (2.0x) its cumulative Capital Contributions to the Company, and (ii) if a Qualified Event has not occurred on or before December 31, 2016, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to four times (4.0x) its cumulative Capital Contributions to the Company.

“New Tier III Percentage” shall mean (i) if on or before December 31, 2016, a Qualified Event has occurred, 5%, and (ii) if a Qualified Event has not occurred on or before December 31, 2016, 10%, which percentage shall be allocated to the New Tier III Members in proportion to the New Tier III Units held by the New Tier III Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any New Tier III Units pursuant to this Agreement.

“New Tier III Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(vi).

“New Tier III Units” shall mean New Tier III Units representing Company Interests in the Company entitled to receive the New Tier III Percentage and with the other rights and obligations specified in this Agreement.

“New Tier IV Members” shall mean the Members holding New Tier IV Units as set forth on Exhibit A, as revised from time to time.

“New Tier IV Payout” shall mean, the first date, if any, at which NGP II shall have received cumulative cash distributions in respect of its Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to two and one-half times (2.5x) its cumulative Capital Contributions to the Company, but only if on or before December 31, 2016, a Qualified Event has occurred.

“New Tier IV Percentage” shall mean 5%, which percentage shall be allocated to the New Tier IV Members in proportion to the New Tier IV Units held by the New Tier IV Members as set forth on Exhibit A, as revised from time to time, including any revisions to take into account such reduced percentage due to the Transfer of any New Tier IV Units pursuant to this Agreement.

“New Tier IV Subsequent Units” shall have the meaning assigned to such term in Section 3.4(a)(vii).

“New Tier IV Units” shall mean New Tier IV Units representing Company Interests in the Company entitled to receive the New Tier IV Percentage and with the other rights and obligations specified in this Agreement.

“NGP” shall mean NGP I and NGP II, collectively.

“NGP I” shall mean NGP RE Holdings, L.L.C., a Delaware limited liability company, and its successors and assigns.

“NGP II” shall mean NGP RE Holdings II, L.L.C., a Delaware limited liability company, and its successors and assigns.

“NGP Portfolio Companies” shall have the meaning assigned to such term in Section 5.3(a).

“NGP Representatives” shall mean the members, managers and employees of NGP Energy Capital Management, L.L.C., NGP or any Affiliate thereof, together with all other Persons serving as representatives of NGP, including those Persons who are serving as managers of the Company at the request of NGP pursuant to Section 5.1(b).

“Operating Sub” shall mean Rice Drilling B LLC, a Delaware limited liability company.

“Optionee” shall have the meaning assigned to such term in Section 7.1(b)(iv).

“Original Agreement” shall have the meaning assigned to such term in Section 1.1.

“Person” (whether or not capitalized) shall mean any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a governmental authority.

“Pre-existing Incentive Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Pre-existing Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Preferred Return” shall mean cumulative cash distributions to each of NGP I and NGP II in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to their cumulative Capital Contributions to the Company multiplied by (1.05)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution; provided however, that (i) if the Manager appointed by NGP loses two arbitrations as set forth in Section 5.1(h), then “(1.05)” above shall be replaced with “(1.02)”, and (ii) if the Managers appointed by the Rice Members lose two arbitrations as set forth in Section 5.1(h), then “(1.05)” above shall be replaced with “(1.08)”. For the avoidance of doubt, any distribution made prior to the date on which the full amount of the Preferred Return has been paid to NGP, if any, that is subtracted from such contributions shall be first increased by the exponent for purposes of the payout calculation by multiplying such distribution by (1.05)m (or (1.02)m or (1.08)m, as applicable), where “m” is equal to the number of years between the distribution and the Preferred Return (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365).

“Pre-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Pre-grant Units” shall have the meaning assigned to such term in Section 3.4(c)(i).

“Proportionate Share” shall mean the portion of a Tag-Along Member’s Company Interest that has a Sharing Ratio equal to the product of (A) the aggregate Sharing Ratio of the Company Interests to be acquired by the Proposed Purchaser, times (B) the fraction which is equal to the Sharing Ratio of the Company Interest owned by a Tag-Along Member, over the aggregate Sharing Ratios of the Company Interests owned by the Selling Member and all Tag-Along Members who have elected to participate in a Transfer.

“Proposed Purchaser” shall have the meaning assigned to such term in Section 9.1(c).

“Purchase Offer” shall have the meaning assigned to such term in Section 9.1(c).

“Qualified Event” shall mean the Company sells all or substantially all of its assets or a Conversion occurs in accordance with Section 9.1(e); provided that solely for purposes of this definition of “Qualified Event”, Section 9.1(e)(i) shall not apply.

“Redemption Meter” shall mean cumulative cash distributions to each of NGP I and NGP II in respect of their Company Interests (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another Person) equal to their cumulative Capital Contributions to the Company multiplied by (1.15)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such distribution; provided, however, that in the event NGP elects to exercise its redemption right as set forth in Section 9.2, and any amounts remain unpaid after the Trigger Date, the definition of Redemption Meter shall be adjusted in accordance with the terms of Section 9.2. For the avoidance of doubt, any distribution made prior to the date on which the full amount of the Redemption Meter has been paid to NGP, shall, for purposes of calculating the Redemption Meter, only be used to reduce the accrued return in the Redemption Meter and shall not be deemed to reduce the Capital Contributions upon which the Redemption Meter is calculated, except to the extent otherwise mutually agreed upon by NGP and the Company.

“Re-grant Incentive Units” shall have the meaning assigned to such term in Section 3.4(c).

“Regulatory Allocations” shall have the meaning assigned to such term in Section 4.2(f).

“Related Party” shall mean (a) any Person who is a Member of the Company, and any partner, member, shareholder, officer, director, employee or other Affiliate of such Person, (b) an Employee or group of Employees, (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (d) an entity owned directly or indirectly by the Members of the Company in substantially the same proportion as their ownership of the Company.

“Remaining Commitment” shall have the meaning assigned to such term in Section 3.1(d).

“Rice Energy” shall mean Rice Energy Limited Partnership, a Delaware limited partnership, and its successor and assigns.

“Rice Energy Trust” shall mean Rice Energy Trust, a Delaware statutory trust formed by the Operating Sub.

“Rice Members” shall mean Rice Energy and D. Rice III collectively.

“Rules” shall have the meaning assigned to such term in Section 11.9(a).

“Secondary Return” shall mean cumulative cash distributions to D. Rice III in respect of his Company Interest (whether as distributions from the Company, as payment for the exchange, purchase or redemption of such Company Interests, or in connection with any merger or other combination of the Company with another person) equal to $19,706,182.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selling Member” shall have the meaning assigned to such term in Section 9.1(c).

“Service Interests” shall have the meaning assigned to such term in Section 3.4(a).

“Sharing Ratio” shall mean for any Member, the fraction, expressed as a percentage, which is equal to (a) the sum of (i) such Member’s Legacy Sharing Ratio multiplied by $475,000,000, plus (ii) such Member’s Capital Contributions made on or after the date hereof, divided by (b) the sum of $475,000,000 plus the total Capital Contributions of all Members made on or after the date hereof, as of the date of such determination, subject to adjustment pursuant to Section 3.2(f). In the event the Capital Account of a Member is reduced pursuant to Section 3.1(g), for purposes of determining the Sharing Ratio of such Member, the Capital Contributions of such Member shall be deemed to be reduced by such Capital Account reduction.

“Sharing Ratio Reduction Percentage” shall have the meaning assigned to such term in Section 3.1(g).

“Simulated Basis” shall mean the Carrying Value of any oil and gas property (as defined in Section 614 of the Internal Revenue Code).

“Simulated Depletion” shall mean, with respect to each oil and gas property, a depletion allowance computed in accordance with federal income tax principles (as if the Simulated Basis of the property were its adjusted tax basis) and in the manner specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” shall mean the excess of the amount realized from the sale of an oil or gas property over the Carrying Value of such property.

“Simulated Loss” shall mean the excess of the Carrying Value of an oil or gas property over the amount realized from the sale of such property.

“Subsequent Units” shall have the meaning assigned to such term in Section 3.4(b)(iv).

“Supermajority Interest” of the Members, as to any agreement, election, vote or other action of the Members, shall mean those Members whose combined Sharing Ratios exceed 85%.

“Tag-Along Member” shall have the meaning assigned to such term in Section 9.1(c).

“Tax Matters Member” shall have the meaning assigned to such term in Section 5.12.

“Transaction Documents” shall mean, collectively, this Agreement, the Contribution Agreement, and all other agreements, documents or instruments executed in conjunction with, or relation to, any of the foregoing.

“Transfer,” or any derivation thereof, shall mean any sale, assignment, conveyance, mortgage, pledge, granting of security interest in, or other disposition of a Company Interest or any asset of the Company, as the context may require.

“Transfer Notice” shall have the meaning assigned to such term in Section 9.1(c).

“Treasury Regulations” shall mean regulations promulgated by the United States Treasury Department under the Internal Revenue Code.

“Trigger Date” shall have the meaning assigned to such term in Section 9.2.

“Unit” shall mean a unit of a membership interest in the Company representing, as the context shall require, any Company Interest and/or an Incentive Unit, as well as any other class or series of Units created pursuant to Section 3.2. No Units (other than Incentive Units) will be issued to the Members for Capital Contributions after the date hereof; provided that the Board of Managers may subsequently amend this Agreement to provide for an issuance of Units for Capital Contributions in its sole discretion.

“Unrealized Gain” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vii) as of such date).

“Unrealized Loss” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 7.1(b)(vii), as of such date) over (b) the fair market value of such property as of such date.

“Weighted Average Capital Contribution Factor” shall mean as of any date of calculation, a weighted average equal to the sum of the amounts determined for each date on which Capital Contributions have been funded (including without limitation the Capital Contributions funded on the Closing Date) calculated as the product of (a) the percentage of the total Capital Commitments funded on each date, times (b) the number of years from the date of each Capital Contribution until the date of such calculation (with a partial year being expressed as a decimal determined by dividing the number of days which have passed since the most recent anniversary by 365).

Any capitalized term used in this Agreement but not defined in this Section 2.1 shall have the meaning assigned to such term elsewhere in this Agreement.

Section 2.2. References and Titles.

All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The word “including” (in its various forms) means including without limitation.

ARTICLE III

CAPITALIZATION AND UNITS

Section 3.1. Capital Contributions of Members.

(a) Prior to the execution date of this Agreement, NGP I, Rice Energy and D. Rice III have made Capital Contributions to the Company in the amounts set forth on the books and records of the Company and each such Member received in exchange therefor the Company Interests and Legacy Sharing Ratios set forth opposite such Member’s name on Exhibit A.

(b) Subject to the provisions hereof, NGP II shall from time to time make Capital Contributions to the Company in an aggregate amount not to exceed the Capital Commitment of NGP II.

(c) The initial funding of NGP II’s Capital Commitment shall occur as provided in the New Contribution Agreement on the date hereof and NGP II shall receive in exchange therefor the Company Interest and Sharing Ratios set forth opposite its name on Exhibit A, as from time to time may be updated. As provided in the New Contribution Agreement, D. Rice III shall be deemed to have contributed $255,821 to the Company as of the date hereof.

(d) Subject to Section 3.1(e), the balance of NGP II’s Capital Commitment that is not funded pursuant to Section 3.1(c) (“Remaining Commitment”) shall be funded in cash, from time to time, upon call by the Board when needed by the Company or its subsidiaries for their operations. All calls for funding of NGP II’s Remaining Commitment shall be issued to NGP II in writing by the Board not less than 30 business days before the date funding is due to the Company. Unless the Board otherwise determines, the amount payable pursuant to such call notice shall be paid by wire transfer to an account designated by the Board in the notice. All decisions by the Board with respect to a call for funding of NGP II’s Remaining Commitment shall be subject to Section 5.1(d)(v).

(e) If any portion of NGP II’s Remaining Commitment has not been called for funding before the second anniversary of the date hereof, then NGP II’s uncalled Remaining Commitment shall terminate and NGP II shall have no further liability or obligations in respect of such Remaining Commitment, except and to the extent, if any, that NGP II and the Company agree in writing that NGP II’s Remaining Commitment will not terminate.

(f) Rice Energy and D. Rice III have agreed to indemnify NGP for the matters listed in Sections 8(a) and 8(b), respectively, of the Legacy Contribution Agreement and the New Contribution Agreement, respectively, and NGP has agreed to indemnify Rice Energy and D. Rice III for the matters set forth in Section 8(c) of the Legacy Contribution Agreement and New Contribution Agreement, respectively, subject to the provisions of Article 8 of the Legacy Contribution Agreement and New Contribution Agreement, respectively. As provided in the Legacy Contribution Agreement and the New Contribution Agreement, respectively, any party entitled to indemnification shall give prompt written notice of its intention to seek indemnification to the party or parties against whom indemnification is sought, and the party. In the event that a Member disputes a claim for indemnification under the Legacy Contribution

Agreement or the New Contribution Agreement, as applicable, such party shall notify the party seeking indemnification in writing. The Members shall negotiate final resolution of any disputed claims in good faith. In the event that the Members are unable to resolve any disputed claim, such dispute shall be settled exclusively and finally by arbitration in accordance with Section 11.9 of the Company Agreement. An agreed upon obligation under Article 8 of the Legacy Contribution Agreement or New Contribution Agreement, as applicable, or any disputed claim under Article 8 of the Legacy Contribution Agreement or New Contribution Agreement, as applicable, that is finally resolved pursuant to Section 11.9 is an “Indemnification Obligation.”

(g) In the event that a Member incurs an Indemnification Obligation, the Company may make a corresponding debit to: (i) the Capital Account of such Member in the amount of the Indemnification Obligation (the “Capital Account Reduction Amount”); and (ii) the Sharing Ratio (and Legacy Sharing Ratio, as applicable) of such Member in the proportion that the amount of such Indemnification Obligation, as applicable, bears to the Capital Contributions of such Member (the “Sharing Ratio Reduction Percentage”). Each Member whose Capital Account and Sharing Ratio are debited on account of an Indemnification Obligation shall, at the Company’s option, satisfy such obligation by either (x) contributing cash to the Company in the amount of the Indemnification Obligation, as applicable (thereby causing the Company to correspondingly credit his or its Capital Account and Sharing Ratio (and Legacy Sharing Ratio, as applicable)); (y) requesting the Company to reduce his or its Capital Account by the Capital Account Reduction Amount and his or its Sharing Ratio (and Legacy Sharing Ratio, as applicable) by the Sharing Ratio Reduction Percentage; or (z) any combination of the actions set forth in the preceding clauses (x) and (y). If a Member has not taken any of the alternative actions set forth in clauses (x) – (z) of the immediately preceding sentence within 10 business days following the receipt of notice of the debiting of such Member’s Capital Account and Sharing Ratio (and Legacy Sharing Ratio, as applicable), then the Company may reduce the Capital Account and Sharing Ratio (and Legacy Sharing Ratio, as applicable) of such Member as provided in clause (y) of the immediately preceding sentence in full satisfaction of the Indemnification Obligation of such Member.

(h) Upon each funding of a Remaining Commitment, the Board shall amend Exhibit A to reflect the change in the Sharing Ratios of the Members resulting therefrom.

Section 3.2. Issuances of Additional Securities.

(a) The Board is hereby authorized, subject to the limitation set forth in Section 5.4(d), to cause the Company to issue additional Company Interests, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue (“Additional Company Equity Securities”) if the Board of Managers determines in good faith that the Company has a need for additional Capital Contributions for any proper Company purpose; provided that no Additional Company Equity Securities may be issued to any Person until NGP II’s Remaining Commitment has been funded in full or otherwise terminated pursuant to Section 3.1.

(b) The Board is hereby authorized to cause the Company to issue any unsecured or secured debt obligations of the Company or debt obligations of the Company convertible into any class or series of equity securities of the Company (“Additional Company Debt Securities”) (collectively, with the Additional Company Equity Securities, the “Company Securities”); provided that no Additional Company Debt Securities may be issued to any Person until NGP II’s Remaining Commitment has been funded in full or otherwise terminated pursuant to Section 3.1.

(c) Additional Company Equity Securities may be issuable in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers, and duties, including rights, powers and duties senior to existing classes and series of Company Securities, all as shall be fixed by the Board in the exercise of its sole and complete discretion, subject to Delaware law and the terms of this Agreement, including (i) the allocations of items of Company income, gain, loss and deduction to each such class or series of Company Securities; (ii) the right of each such class or series of Company Securities to share in Company distributions; (iii) the rights of each such class or series of Company Securities upon dissolution and liquidation of the Company; (iv) whether such class or series of additional Company Securities is redeemable by the Company and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Company Securities may be redeemed by the Company; (v) whether such class or series of additional Company Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Company Securities may be converted into any other class or series of Company Securities; (vi) the terms and conditions upon which each such class or series of Company Securities will be issued and assigned or Transferred; and (vii) the right, if any, of each such class or series of Company Securities to vote on Company matters, including matters relating to the relative rights, preferences and privileges of each such class or series.

(d) Company Securities may be issued to such Persons for such consideration and on such terms and conditions as shall be established by the Board in its sole discretion, subject to Section 5.4(d), and the Board shall have sole discretion, subject to the guidelines set forth in this Section 3.2 and the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Company Securities.

(e) Subject to Section 5.4(d), the Board is hereby authorized and directed to take all actions which it deems appropriate or necessary in connection with each issuance of Company Securities pursuant to this Section 3.2 and to amend this Agreement in any manner which it deems appropriate or necessary without the consent, approval or joinder of any other Member to provide for each such issuance, to admit additional Members in connection therewith and to specify the relative rights, powers and duties of the holders of the Company Securities being so issued. The Board shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Company Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

(f) Upon the issuance of any Additional Company Equity Securities (whether as a result of the sale of such securities to a third party or otherwise), the Company shall recompute the Sharing Ratios of the Members, taking into account the valuation of the Company at such time (as determined by the Board in good faith), the terms and conditions of the Additional

Company Equity Securities, the Sharing Ratios as such existed prior to the issuance of such Additional Company Equity Securities, and such other factors as the Board determines, and shall amend Exhibit A to reflect such revised Sharing Ratios. In addition, the Board shall adjust and recompute the Legacy Incentive Interest Percentage, the New Incentive Interest Percentage, the Legacy Tier I, II and III Percentages and the New Tier I, II, III and IV Percentages, taking into account all relevant factors which were attributable to the issuance of Additional Company Equity Securities, including the valuation of the Company at such time (as determined by the Board in good faith), the terms and conditions of the Additional Company Equity Securities and such other factors as the Board determines. The Company shall amend Exhibit A to reflect such revised Sharing Ratios, Legacy Incentive Interest Percentages, New Incentive Interest Percentages, Legacy Tier I, II and III Percentages and New Tier I, II, III and IV Percentages in accordance with this Section 3.2(f).

Section 3.3. Return of Contributions .

No interest shall accrue on any contributions to the capital of the Company, and no Member shall have the right to withdraw or to be repaid any capital contributed by such Member except as otherwise specifically provided in this Agreement.

Section 3.4. Incentive Interests.

(a) The following Incentive Units are hereby created, subject to the adjustments provided for in this Section 3.4:

(i) 1,000,000 “Legacy Tier I Units,” of which a certain number of such Legacy Tier I Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “Legacy Tier I Subsequent Units”);

(ii) 1,000,000 “Legacy Tier II Units,” of which a certain number of such Legacy Tier II Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “Legacy Tier II Subsequent Units”);

(iii) 1,000,000 “Legacy Tier III Units,” of which a certain number of Legacy Tier III Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “Legacy Tier III Subsequent Units”);

(iv) 1,000,000 “New Tier I Units,” of which a certain number of such New Tier I Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “New Tier I Subsequent Units”);

(v) 1,000,000 “New Tier II Units,” of which a certain number of such New Tier II Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “New Tier II Subsequent Units”);

(vi) 1,000,000 “New Tier III Units,” of which a certain number of New Tier III Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “New Tier III Subsequent Units”); and

(vii) 1,000,000 “New Tier IV Units,” of which a certain number of New Tier IV Units may be granted to Employees after the date of this Agreement pursuant to this Section 3.4 (the “New Tier III Subsequent Units”).

The Company and each Member agree to treat any interest attributable to a holder of Incentive Units as a separate “profits interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a holder of Incentive Units as the owner of such profits interest from the date it is granted, and shall file its IRS Form 1065, and issue an appropriate Schedule K-1 to such holder of Incentive Units, allocating to such holder of Incentive Units its distributive share of all items of income, gain, loss, deduction, and credit associated with such profits interest as if it were fully vested. Each such holder of Incentive Units agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds such profits interest. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such profits interest issued to a holder of Incentive Units, either at the time of grant of such profits interest or at the time it becomes substantially vested. The undertakings contained in this Section 3.4(a) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.4(a) shall apply regardless of whether or not the holder of a profits interest files an election pursuant to Section 83(b) of the Internal Revenue Code.

The Incentive Units are issued in consideration of services rendered and to be rendered by the holders for the benefit of the Company in their capacities as Employees. To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other Internal Revenue Service guidance issued after the date hereof, the Tax Matters Member acting on behalf of the Company is hereby specifically authorized and directed to elect a safe harbor implementing the concepts articulated in Internal Revenue Service Notice 2005-43, 2005-1 C.B. 1221, under which the fair market value of the Incentive Units received by any Member for services (the “Service Interests”) granted after the effective date of such Treasury Regulations (or other guidance) will be treated as equal to the liquidation value of such Service Interests (i.e., a value equal to the total amount that would be distributed under Section 8.2(b) with respect to such Service Interests in a Hypothetical Liquidation occurring immediately after the issuance of such Service Interests and assuming for purposes of such Hypothetical Liquidation that all assets of the Company are sold for their fair market values). If the Company makes a safe harbor election as described in the preceding sentence, the Company and each Member will comply with all safe harbor requirements with respect to Transfers of the Service Interests while the safe harbor election remains effective. For purposes hereof, “Hypothetical Liquidation” means, as of any date, a hypothetical liquidation of the Company as of such date, assuming for purposes of any such hypothetical liquidation (i) that a sale of all of the assets of the Company occurs at prices equal to their respective fair market values as of such date and (ii) the net proceeds of such sale are distributed to the Members pursuant to Section 8.2(b), but only after the payment of all actual Company indebtedness, and any other liabilities related to the Company’s assets, limited, in the case of the hypothetical payment of non-recourse liabilities, to the collateral securing or otherwise available to satisfy such liabilities.

The Incentive Units may be granted to Employees as the Board may determine from time to time in accordance with Section 5.1(d)(v). Upon such grant, the Company will amend Exhibit A to reflect such grant. Any Incentive Units granted within 90 days after the Closing Date will have the value based on the value of the Company immediately following the Closing Date.

(b) The Incentive Units are non-voting, and subject to vesting, forfeiture, and termination as follows:

(i)(A) The Legacy Tier I Units held by each Employee (I) shall vest ratably over a three year period following the grant of such Legacy Tier I Units to such Employee, with 1/3rd vesting on the first anniversary of such grant, an additional 1/3rd vesting on the second anniversary of such grant, and the remaining 1/3rd vesting on the third anniversary of such grant (with vesting between such anniversaries occurring pro rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon the occurrence of a Fundamental Change.

(B) The Legacy Tier II Units held by each Employee shall vest only upon and concurrently with the occurrence of Legacy Tier II Payout.

(C) The Legacy Tier III Units held by each Employee shall vest only upon and concurrently with the occurrence of Legacy Tier III Payout.

(D) The New Tier I Units held by each Employee (I) shall vest ratably over a five year period following the grant of such New Tier I Units to such Employee, with 1/5th vesting on the first anniversary of such grant, and an additional 1/5th vesting on the each of the second, third, fourth and fifth anniversaries of such grant (with vesting between such anniversaries occurring pro rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon the occurrence of a Fundamental Change.

(E) The New Tier II Units held by each Employee (I) shall vest ratably over a five year period following the grant of such New Tier II Units to such Employee, with 1/5th vesting on the first anniversary of such grant, and an additional 1/5th vesting on the each of the second, third, fourth and fifth anniversaries of such grant (with vesting between such anniversaries occurring pro rata determined by multiplying the number of Incentive Units that would vest on the next annual vesting date by a fraction with a numerator equal to the number of full months which have then elapsed since the last vesting date and a denominator of 12, and rounding to the closest whole number), and (II) shall vest in full (if not previously vested pursuant to clause (I)) upon the occurrence of a Fundamental Change.

(F) The New Tier III Units held by each Employee shall vest only upon and concurrently with the occurrence of New Tier III Payout.

(G) The New Tier IV Units held by each Employee shall vest only upon and concurrently with the occurrence of New Tier IV Payout.

(ii) All Incentive Units that have not yet vested in accordance with the vesting requirements set forth in clause (b)(i) above that are held by a Person who is an Employee will automatically, without any action required of any Person, be forfeited and thereby become null and void, if and when such Person’s status as an Employee is terminated for any reason or without reason, including by termination, resignation, death or disability, and any vested, unforfeited Incentive Units held by such Person shall, upon such termination, remain non-voting and shall not be counted in the determination of a Majority Interest or Supermajority Interest of the Members.

(iii) Anything herein to the contrary notwithstanding, all Incentive Units held by a Person who is an Employee (regardless of whether vested or unvested) shall automatically be forfeited and thereby become null and void if and when such Person’s status as an Employee is terminated:

(A) for “cause,” which shall mean by reason of such holder’s: (I) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its Affiliates or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (II) repeated intoxication by alcohol or drugs during the performance of such holder’s duties in a manner that materially and adversely affects the holder’s performance of such duties, (III) malfeasance, in the conduct of such holder’s duties, including, but not limited to, (1) misuse or diversion of funds of the Company or its Affiliates, (2) embezzlement, or (3) misrepresentations or concealments on any written reports submitted to the Company or its Affiliates, (IV) violation of any provision of this Agreement or of such Person’s Confidentiality and Noncompete Agreement, or (V) failure to perform the duties of such holder’s employment or service relationship with the Company or its Affiliates, or failure to follow or comply with the reasonable and lawful written directives of the Board of Managers or the managers or directors of a Company Affiliate by which such holder is employed or in a service relationship with; or

(B) by such Employee’s resignation or early termination of service relationship.

(iv) The Company in its sole discretion, taking into account such factors as it determines from time to time, may issue Legacy Tier I Subsequent Units, Legacy Tier II Subsequent Units, Legacy Tier III Subsequent Units, New Tier I Subsequent Units, New Tier II Subsequent Units, New Tier III Subsequent Units and New Tier IV Subsequent Units (collectively, “Subsequent Units”). Upon issuance of any Subsequent Units of a given Tier, such Units may, at the election of the Board, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Board, and will be entitled to participate in those distributions allocated to the Units of that Tier pursuant to Section 4.3(a) or Section 8.2(b), as the case may be, only after holders of all the Units that were outstanding on the date of grant (the “Pre-existing Units” and, when referring solely to Pre-existing Units that are Incentive Units, the “Pre-existing Incentive Units”) have received distributions pursuant to Section 4.3(a) or Section 8.2(b), as the case may be, in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Payout”). Holders of Pre-existing Incentive Units of a given Tier will continue to be entitled to receive all of the profit distributions payable with respect to the

Incentive Units of that Tier pursuant to Section 4.3(a) or Section 8.2(b), as the case may be, until the applicable Benchmark Value Payout occurs, at which time future profit distributions will be shared among the holders of the Pre-existing Incentive Units in that Tier and the holders of Subsequent Units in that Tier pro-rata.

(c) If any Incentive Units are forfeited pursuant to Section 3.4(b)(ii) or Section 3.4(b)(iii), then such forfeited Incentive Units shall be available to be re-granted, as determined by the Board, in the form of newly awarded, newly issued Incentive Units in the same Tier and in the same amount as the forfeited Incentive Units (any such re-granted Incentive Units, “Re-grant Incentive Units”), subject to the following terms and conditions:

(i) each Re-grant Incentive Unit in a given Tier may, at the election of the Board, have a benchmark value equal to the fair market value of the assets of the Company, net of debt, on the date of grant, as determined in good faith by the Board, and will be entitled to participate in distributions made to holders of the Incentive Units of that Tier pursuant to Section 4.3(a) or Section 8.2(b), as the case may be, only after holders of all the Units that were outstanding on the date of such re-grant (the “Pre-grant Units” and, when referring solely to the Pre-grant Units that are Incentive Units, the “Pre-grant Incentive Units”) have received distributions in the aggregate equal to the benchmark value (such limitation on distributions, the “Benchmark Value Re-grant Payout”); and

(ii) following issuance of such Re-grant Incentive Units in a given Tier, holders of Pre-grant Incentive Units of that Tier will continue to be entitled to receive all of the distributions payable with respect to the Incentive Units of that Tier pursuant to Section 4.3(a) or Section 8.2(b), as the case may be, until the applicable Benchmark Value Re-grant Payout occurs, at which time future distributions will be shared among the holders of the Pre-grant Incentive Units and the Re-grant Incentive Units in that Tier pro-rata.

(d) If all of the Incentive Units available hereunder have not been granted to Employees before the earlier of (i) a Fundamental Change, or (ii) a payout event for the corresponding series of Incentive Units (e.g., a Legacy Tier I Payout for Legacy Tier I Units), then in such case such available Legacy Tier I, Legacy Tier II, Legacy Tier III, New Tier I, New Tier II, New Tier III, New Tier IV or the applicable Subsequent Units, as the case may be, shall automatically, without any action required of any Person, be cancelled. The Board shall reflect all changes contemplated by this Section 3.4(d) in an amended Exhibit A.

(e) Upon any forfeiture or other termination of Incentive Units and upon any issuance of Re-grant Incentive Units resulting therefrom, the Company shall amend Exhibit A to reflect such occurrence. In the case of the issuance of Re-grant Incentive Units in lieu of such forfeited Units, the Legacy Tier I, Legacy Tier II, Legacy Tier III, New Tier I, New Tier II, New Tier III or New Tier IV Percentages will not be reduced as a result of such forfeiture, but appropriate notation shall be made to reflect the issuance of the Re-grant Incentive Units. The Board shall reflect all changes contemplated by this Section 3.4(e) in an amended Exhibit A.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1. Allocations of Profits and Losses.

The Members shall share Company Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for federal income tax purposes as follows:

(a) Net Profits and Net Losses for each fiscal year shall be allocated among the Members in such manner as shall cause the Capital Accounts of each Member to equal, as nearly as possible, (i) the amount such Member would receive if all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, all liabilities were satisfied in cash in accordance with their terms (limited in the case of Member Nonrecourse Debt and Company Nonrecourse Liabilities to the Carrying Value of the assets securing such liabilities), and any remaining or resulting cash was distributed to the Members under Section 4.3(a), minus (ii) an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations.

(b) The Board shall make the foregoing allocations as of the last day of each fiscal year; provided, however, that if during any fiscal year of the Company there is a change in any Member’s Company Interest, the Board shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Board reasonably deems appropriate.

Section 4.2. Special Allocations.

(a) Notwithstanding any of the provisions of Section 4.1 to the contrary:

(i) If during any fiscal year of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro-rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent year) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(ii) If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the Transfer of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company

Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(iii) If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the Transfer of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro-rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure such that the Member Nonrecourse Debt becomes partially or wholly a Company Nonrecourse Liability or by the Company’s use of capital contributed by such Member to repay the Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(b) The Net Losses allocated pursuant to this Article IV shall not exceed the maximum amount of Net Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account balance. All Net Losses in excess of the limitations set forth in this Section 4.2(b) shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances. In the event an allocation of Net Losses has been made to any Member(s) pursuant to the terms of this Section 4.2(b), Net Profits shall be allocated to such Member(s), in proportion to the amount of such allocation of Net Losses, until such Member(s) receive an allocation of Net Profits equal to such amount of Net Losses allocated pursuant to the terms of this Section 4.2(b).

(c) In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(d) If any holder of Incentive Units forfeits all or a portion of such Units, such holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such holder’s Capital Account attributable to such forfeited Units.

(e) If, as a result of an exercise of a noncompensatory warrant, a Capital Account reallocation is required under Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3) (as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations), the Company shall make corrective allocations pursuant to Proposed Treasury Regulation Section 1.704-1(b)(4)(x), as such Proposed Treasury Regulation may be amended or modified, including upon the issuance of temporary or final Treasury Regulations.

(f) The allocations set forth in subsections (a) through (e) of this Section 4.2 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 4.2(f). Therefore, notwithstanding any other provisions of this Article IV (other than the Regulatory Allocations), the Board shall make such offsetting special allocations in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1 and the remaining subsections of this Section 4.2.

(g) In the event Units are issued to a Person and the issuance of such Units results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members in proportion to the positive balances in their Capital Accounts immediately before the issuance of such Units.

Section 4.3. Distributions.

(a) The Board may cause the Company to distribute Distributable Funds at such times and in such amounts as the Board, in its sole discretion, determines to be appropriate. All such distributions made pursuant to this Section 4.3(a) shall be made to the Members as follows and in the following order of priority:

(i) First: to NGP I and NGP II, pro rata, in accordance with each such Member’s accrued and unpaid Preferred Return until the date, if any, on which the Preferred Return has been paid;

(ii) Second: following the payment of the Preferred Return, to the Members, pro rata in accordance with their respective Catch Up Percentages, until the date, if any, on which the Catch Up Return has been paid;

(iii) Third: following the payment of the Catch Up Return, to D. Rice III until the date, if any, on which the Secondary Return has been paid;

(iv) Fourth: following the payment of the Secondary Return, and concurrently with the distributions made pursuant to Section 4.3(a)(v), the Legacy Percentage of such Distributable Funds to the Members as follows:

(A) to the Members, pro-rata in accordance with their respective Legacy Sharing Ratios, until Legacy Tier I Payout, if any, has occurred;

(B) then, following Legacy Tier I Payout, if any, and until Legacy Tier II Payout: the Legacy Tier I Percentage of such Distributable Funds to the Members holding Legacy Tier I Units (allocated among the holders of Legacy Tier I Units pro-rata, in accordance with the number of Legacy Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder of such Distributable Funds to the Members other than the Legacy Tier I Members, Legacy Tier II Members and Legacy Tier III Members (pro-rata, in accordance with their respective Legacy Sharing Ratios);

(C) then, following Legacy Tier II Payout, if any, and until Legacy Tier III Payout: the Legacy Tier I Percentage of such Distributable Funds to the Members holding Legacy Tier I Units (allocated among the holders of Legacy Tier I Units pro-rata, in accordance with the number of Legacy Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Legacy Tier II Percentage of such Distributable Funds to the Members holding Legacy Tier II Units (allocated among the holders of Legacy Tier II Units pro-rata, in accordance with the number of Legacy Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the Legacy Tier I Members, Legacy Tier II Members and Legacy Tier III Members (pro-rata, in accordance with their respective Legacy Sharing Ratios); and

(D) then, following Legacy Tier III Payout, if any: the Legacy Tier I Percentage of such Distributable Funds to the Members holding Legacy Tier I Units (allocated among the holders of Legacy Tier I Units pro-rata, in accordance with the number of Legacy Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the Legacy Tier II Percentage of the Distributable Funds to the Members holding Legacy Tier II Units (allocated among the holders of Legacy Tier II Units pro-rata, in accordance with the number of Legacy Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the Legacy Tier III Percentage of the Distributable Funds to the Members holding Legacy Tier III Units (allocated among the holders of Legacy Tier III Units pro-rata, in accordance with the number of Legacy Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the Legacy Tier I Members, Legacy Tier II Members and Legacy Tier III Members (pro-rata, in accordance with their respective Legacy Sharing Ratios).

(v) And: following the payment of the Secondary Return, and concurrently with the distributions made pursuant to Section 4.3(a)(iv), the New Percentage of such Distributable Funds to the Members as follows:

(A) to the Members, pro rata in accordance with their respective New Sharing Ratios, until New Tier I Payout, if any, has occurred;

(B) then, following New Tier I Payout, if any, and until the earlier of New Tier II Payout or New Tier III Payout: the New Tier I Percentage of such Distributable Funds to the Members holding New Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder of such Distributable Funds to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios);

(C) then, if New Tier Payout II has occurred:

(1) following New Tier II Payout, if any, and until New Tier III Payout: the New Tier I Percentage of such Distributable Funds to the Members holding New

Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier II Percentage of such Distributable Funds to the Members holding New Tier II Units (allocated among the holders of New Tier II Units pro-rata, in accordance with the number of New Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios);

(2) then, following New Tier III Payout, if any: the New Tier I Percentage of such Distributable Funds to the Members holding New Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier II Percentage of the Distributable Funds to the Members holding New Tier II Units (allocated among the holders of New Tier II Units pro-rata, in accordance with the number of New Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier III Percentage of the Distributable Funds to the Members holding New Tier III Units (allocated among the holders of New Tier III Units pro-rata, in accordance with the number of New Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios); and

(3) then, following New Tier IV Payout, if any: the New Tier I Percentage of such Distributable Funds to the Members holding New Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier II Percentage of the Distributable Funds to the Members holding New Tier II Units (allocated among the holders of New Tier II Units pro-rata, in accordance with the number of New Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier III Percentage of the Distributable Funds to the Members holding New Tier III Units (allocated among the holders of New Tier III Units pro-rata, in accordance with the number of New Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier IV Percentage of the Distributable Funds to the Members holding New Tier IV Units (allocated among the holders of New Tier IV Units pro-rata, in accordance with the number of New Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios).

(D) and, if New Tier II Payout has not occurred:

(1) then, following New Tier III Payout, if any: the New Tier I Percentage of such Distributable Funds to the Members holding New Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section

3.4(c)), the New Tier III Percentage of the Distributable Funds to the Members holding New Tier III Units (allocated among the holders of New Tier III Units pro-rata, in accordance with the number of New Tier II Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios); and

(2) then, following New Tier IV Payout, if any: the New Tier I Percentage of such Distributable Funds to the Members holding New Tier I Units (allocated among the holders of New Tier I Units pro-rata, in accordance with the number of New Tier I Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier III Percentage of the Distributable Funds to the Members holding New Tier III Units (allocated among the holders of New Tier III Units pro-rata, in accordance with the number of New Tier III Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), the New Tier IV Percentage of the Distributable Funds to the Members holding New Tier IV Units (allocated among the holders of New Tier IV Units pro-rata, in accordance with the number of New Tier IV Units of each holder, including, if applicable, taking into account Section 3.4(b)(iv) and Section 3.4(c)), and the remainder to the Members other than the New Tier I Members, New Tier II Members, New Tier III Members and New Tier IV Members (pro-rata, in accordance with their respective New Sharing Ratios).

(b) In addition to distributions made to the Members pursuant to Section 4.3(a), and subject to applicable law, to the extent that the Board determines that the Company has Distributable Funds, the Board shall cause the Company to pay to the Members within 90 days after the end of each year an amount equal to the lesser of (i) the Distributable Funds, or (ii) an amount equal to the highest marginal federal and applicable state income tax rate for individuals (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.)) multiplied by the taxable income of the Company, if any, for such year, such payment to be made among the Members in the same percentages as the taxable income for such year was allocated. Any such payments to a Member under this Section 4.3(b) shall be deemed to be a draw against such Member’s share of future distributions under Section 4.3(a) and Section 8.2(b), so that such Member’s share of such future distributions shall be reduced by the amounts previously drawn under this Section 4.3(b) until the aggregate reductions in such distributions equal the aggregate draws made under this Section 4.3(b).

Section 4.4. Income Tax Allocations.

(a) Except as provided in this Section 4.4, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for Capital Account purposes under Section 4.1 and Section 4.2.

(b) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code) shall, in accordance with Section 613A(c)(7)(D) of the Internal Revenue Code, be computed for federal income tax purposes separately by the Members rather than the Company. Except as provided in Section 4.4(d), for purposes of such computation, the adjusted tax basis of each oil and gas property shall be allocated among the Members in proportion to their Sharing Ratios at the time of the acquisition of such property. Each Member, with the assistance of the Tax Matters Member, shall separately keep records of its share of the adjusted tax basis in each separate oil and gas property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the Transfer of such property by the Company. Upon the request of the Tax Matters Member, each Member shall advise the Tax Matters Member of its adjusted tax basis in each separate oil and gas property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Tax Matters Member may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto

(c) Except as provided in Section 4.4(d), for the purposes of the separate computation of gain or loss by each Member on the Transfer of each separate oil and gas property (as defined in Section 614 of the Internal Revenue Code), the Company’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Internal Revenue Code) from such Transfer shall be allocated for federal income tax purposes among the Members as follows:

(i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the property, to the Members in the same proportion as the depletable basis of such property was allocated to the Members pursuant to Section 4.4(b) (without regard to any special allocation of basis under Section 4.4(d)); and

(ii) second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the amount realized that is allocated to each Member under this Section 4.4(c)(ii) will equal such Member’s share of the Simulated Gain recognized by the Company from such Transfer.

(d) The Members recognize that with respect to Adjusted Property, there will be a difference between the Carrying Value of such property at the time of revaluation and the adjusted tax basis of such property at the time. All items of tax depreciation, cost recovery, amortization, adjusted tax basis of depletable properties, amount realized and gain or loss with respect to such Adjusted Property shall be allocated among the Members to take into account the disparities between the Carrying Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and the Treasury Regulations under those sections; provided, however, that any tax items not required to be allocated under Sections 704(b) or 704(c) of the Internal Revenue Code shall be allocated in the same manner as such gain or loss would be allocated for Capital Account purposes under Section 4.1 and Section 4.2. In making such allocations under Section 704(c) of the Internal Revenue Code, the Board shall use the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d).

(e) All recapture of income tax deductions resulting from the Transfer of Company property shall, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to such recapture was allocated hereunder to the extent that such Member is allocated any gain from the Transfer of such property. For this purpose, deductions that were allocated as a component of Net Profit or Net Loss shall be treated as if allocated in the same manner as the allocation of the related Net Profit or Net Loss.

ARTICLE V

MANAGEMENT AND RELATED MATTERS

Section 5.1. Power and Authority of Board.

(a) The Company shall be managed by a Board of Managers (“Board” or “Board of Managers”). The Company shall initially have three (3) managers (each, a “Manager” and, collectively, the “Managers”).

(b) Subject to Section 5.1(c), the Rice Members shall have the right to nominate two (2) Managers, which Managers currently are Daniel J. Rice IV and Toby Z. Rice, and NGP shall have the right to nominate one (1) Manager, which Manager currently is Scott Gieselman. The Member with the right to nominate a Manager shall also have the right to remove such Manager with or without cause. In the event that any Manager of the Company is removed or ceases to serve as a Manager of the Company during such Manager’s term of office, the resulting vacancy to be promptly filled by a person designated by the Member who has the right to nominate a person to fill such vacancy, and the other Members agree to vote their Company Interests in favor of such nominee. In the event NGP elects to exercise its redemption right as set forth in Section 9.2, and any amounts remain unpaid nine (9) months after the Trigger Date, NGP shall have the right to appoint additional managers in accordance with the terms of Section 9.2. Managers need not be Members or residents of the State of Delaware. A Manager may either be a natural person or individual, as well as any other Person. Notwithstanding the foregoing, upon the occurrence of a Key Person Event, NGP shall have the right to appoint a majority of the Managers.

(c) Except as otherwise expressly provided in Section 5.5 and elsewhere in this Agreement, all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and the Members shall have no right of control over the business and affairs of the Company. In addition to the powers now or hereafter granted to managers under the Act or which are granted to the Board under any other provision of this Agreement, the Board shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Company in the name of the Company.

(d) Notwithstanding the foregoing, the Company (and the officers, employees, and agents acting on behalf of the Company) shall not, either acting on its own behalf or when acting as controlling equity-holder of any of its Subsidiaries (and the officers, employees, and agents acting on the Company’s behalf in such capacity) shall not permit such Subsidiaries to, do any of the things described in clauses (i) – (xi) below without the affirmative vote of at least a majority of the Board, which shall include the approval of the Manager appointed by NGP, at a regular meeting or a special meeting called for the purpose, or by written consent (it being agreed that the below items are not intended to be an exclusive statement of all of the actions of the Board that require prior approval of the members of the Board or the Members, and such provisions are in addition to any and all other requirements imposed by other provisions of this Agreement or applicable law):

(i) approve annual budgets for Capital Expenditures of the Company or any of its Subsidiaries, or incur expenses or disburse funds for any of such purposes prior to the approval of such budgets by the Board as required hereby (any budgets which are approved as required herein are referred to as “Approved Capital Budgets”);

(ii) make any expenditure not otherwise subject to approval under this Section 5.1(d), which exceeds by more than 10% the amount set forth in the appropriate line item for such expenditure in an Approved Capital Budget or which causes the category of expenditures which encompasses such line item to exceed by more than 5% the amount set forth for such category in an Approved Capital Budget;

(iii) unless previously approved in an Approved Capital Budget as provided in clause (i) above, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for:

(A) any Exploratory Project, the completion or full capitalization of which can reasonably be expected to require the Company or any of its Subsidiaries to expend, in the aggregate, in excess of $5,000,000 for exploratory projects (including, leasehold and seismic acquisition costs and exploratory drilling expenditures); provided that any expenditure for an Exploratory Project shall require approval in the event the Company and its Subsidiaries have at any given time more than $5,000,000 of undistributed capital invested or reinvested in Exploratory Projects; or

(B) to the extent not otherwise subject to approval under the preceding clause (A), the acquisition, directly or indirectly, of any assets or securities of any Person with an aggregate purchase price in excess of $10,000,000, or any Capital Expenditure, including any recompletion or development drilling which can reasonably be expected to require the Company or any of its Subsidiaries to expend, in the aggregate, in excess of $10,000,000;

(iv) approve, agree or consent to or make or enter into any agreement, transaction or take any other action the effect of which is to cause, any fundamental change in the Company or any of its Subsidiaries, or their respective businesses, including the following: (A) any material change in the Company’s or any of its Subsidiaries’ operating strategies or in the geographic locations or methods of conducting their respective businesses; (B) any merger or consolidation or amalgamation, or liquidation, winding-up or dissolution, or Transfer of, in one transaction or a series of transactions, all or any material part of their respective businesses or Properties, whether now owned or hereafter acquired; (C) the institution of proceedings to be adjudicated a bankrupt or insolvent, or the consent to the institution of bankruptcy or insolvency proceedings or the filing of a petition or consent to a petition seeking reorganization or relief under any applicable federal or state law relating to bankruptcy, or the consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official, or an assignment for the benefit of creditors, or, except as may be required by any fiduciary obligation of the Board or as may be required by applicable law, the admission in writing of inability to pay debts generally as they become due, or any corporate action in furtherance of any such action; or (D) any voluntary withdrawal as a general partner or relinquishment of rights as a controlling equity-holder of any Subsidiary;

(v) issue any Company Interest or any equity interest in any of its Subsidiaries or repurchase any Company Interest or any equity interest in any of its Subsidiaries or otherwise call for payment upon any outstanding subscription or other funding by the Members; provided, however, that any repurchase by Operating Sub of Class A Common Units of Operating Sub held by Varun Mishra or Billman Geologic Consultants, Inc., a Pennsylvania corporation, or Class B Common Units of Operating Sub held by Ross Smith Holdings Group, Ltd., an Alberta business corporation, as permitted under Section 3.4 of the Amended and Restated Operating Agreement dated November 13, 2009 of the Operating Sub, as amended, for a total consideration of less than $500,000 shall not require approval of the Manager appointed by NGP; provided, further, that in the event the Manager appointed by NGP votes against any repurchase of Class A or Class B Common Units of Operating Sub by Operating Sub, the Rice Members shall have the right to exercise the repurchase rights as the designee of Operating Sub provided that the terms are no more favorable than those offered to Operating Sub;

(vi) incur, create, authorize, issue, assume or suffer to exist any Debt or any Liens related thereto, or authorize or permit any amendment, modification or change, or waiver of any right under, or voluntarily fail to perform obligations under (when the means for such performance is available), any agreement pertaining to such Debt, except: (A) Debt of the Subsidiaries existing as of the date of this Agreement, but only to the extent previously disclosed to NGP; (B) Debt which is set forth in an Approved Capital Budget; (C) Debt consisting of loans or advances among the Company and its Subsidiaries which have been approved pursuant to other provisions of this Section 5.1(d); (D) Excepted Liens; or (E) any amendment, modification, change, waiver or voluntary failure to perform an agreement pertaining to Debt which (I) would not subject the Company or such Subsidiary, as applicable, to obligations, requirements or liabilities which, taken as a whole, are materially more burdensome to such party than the obligations, requirements or liabilities imposed on them before such amendment, modification, change, waiver or voluntary failure to perform, and (II) is made or given in the ordinary course of business and would not reasonably be expected to result in a decrease of more than $100,000 in the value of the benefits that would accrue to the Company or such Subsidiary, as applicable, under such agreement;

(vii) create Subsidiaries or make additional contributions or investments in any Subsidiaries;

(viii) sell, lease or Transfer, directly or indirectly (including by way of any farm-out), any assets, other than sales of product produced in the ordinary course of business, with a fair market value, in the aggregate, in excess of $10,000,000;

(ix) enter into or modify in any material respect any (A) contract to sell or market hydrocarbons at a fixed price, or at a price that is not based on a readily established fair market price index, if the term of such contract is more than twelve months and the total consideration anticipated to be received in respect of such contract is in excess of $1,000,000, or (B) hedge, swap, futures, option, or other derivative transactions or contracts with a term exceeding 60 days, provided that it is acknowledged that the Board may delegate to an authorized representative of NGP the authority to approve or authorize on behalf of the Company, any such hedge, swap, futures, option, or other derivative transactions or contracts;

(x) designate (or otherwise form, empower or delegate any responsibility to) any committee of the Board; or

(xi) make any determination of Distributable Funds or otherwise make distributions to the Members.

For purposes of this Section 5.1(d) and Section 5.4, the following terms shall have the meanings specified below:

“Affiliate”: any individual who is related to a manager, officer, or employee of the Company or any Subsidiary (a “Relative”) (including, a spouse, former spouse, child, grandchild, parent, brother, sister, aunt, uncle, cousin or brother or sister in-law) and any entity (other than a Subsidiary of the Company) that, directly or indirectly, is controlled by, or is under common control with an entity controlled by, the Company or such officer or employee or any Relative. For purposes of this definition, the Company, any individual, or any Subsidiary and any Relative of such individual shall be deemed to be “in control of” an entity, if he/she/it possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors, managers, general partners or other governing body of such entity, or (ii) otherwise direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Capital Expenditures”: costs and expenses associated with the acquisition, development or redevelopment of any fixed or capital assets of the Company or any of its Subsidiaries which, pursuant to GAAP, are required to be capitalized and subject to depletion, depreciation or amortization.

“Debt”: as to any Person, all indebtedness, liabilities and obligations of such Person (excluding deferred taxes) whether primary or secondary, direct or indirect, absolute or contingent (i) for borrowed money, (ii) constituting an obligation to pay the deferred purchase price of Property, (iii) evidenced by bonds, debentures, notes or similar instruments, (iv) arising under futures contracts, swap contracts, commodity hedge agreements or similar speculative agreements, (v) arising under leases serving as a source of financing or otherwise capitalized in accordance with GAAP (but excluding customary oil, gas or mineral leases and operating leases of equipment), (vi) arising under conditional sales or other title retention agreements, (vii) under direct or indirect guaranties of Debt of any Person or constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of indebtedness of any Person (such as obligations under working capital maintenance agreements, agreements to keep-well, agreements to purchase Debt, assets, goods, securities or services, or take-or-pay agreements, but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection), (viii) with respect to letters of credit or applications or reimbursement agreements therefor, or (ix) with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver hydrocarbons in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment) or with respect to other obligations to deliver goods or services in consideration of advance payments.

“Excepted Liens”: (i) liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and if reserves adequate under GAAP shall have been established therefor; (ii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or any other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith and if reserves adequate under GAAP shall have been established therefor; (iii) vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property or operator and non-operator Liens under joint operating agreements in respect of obligations which are not yet due or which are contested in good faith by appropriate proceedings and if reserves adequate under GAAP shall have been established therefor; and (iv) servitudes, easements, restrictions, rights of way and other similar rights or liens in real or immovable property or any interest therein, provided the same do not materially impair the use of such property for the purposes for which it is held.

“Exploratory Project”: any exploratory project, transaction, agreement, arrangement or series of transactions, agreements or arrangements to which the Company or a Subsidiary of the Company is a party involving a Capital Expenditure, including any purchase, lease, acquisition, development or completion of Oil and Gas Properties, including without limitation, leasehold and seismic acquisition costs, geological consulting services and exploratory drilling expenditures.

“GAAP”: generally accepted accounting principles as applied in the oil and gas industry in the United States of America in effect from time to time.

“Lien”: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property.

“Oil and Gas Properties”: all rights, estates, titles, and interests in and to any oil, gas, or other mineral fee or leasehold estates, any royalty, overriding royalty interest, production payment, net profit interest, mineral fee interest and other rights therein, and all real and personal property of any kind or nature associated therewith, including all proceeds from the production or sale of oil, gas and other hydrocarbons, all easements, permits, licenses, servitudes and rights of way, all pipelines, gathering lines, trunk lines, lateral lines, compressors, dehydration and pumping equipment, tanks, storage facilities and plants, and all options, rights of refusal, contract rights, accounts receivable and general intangibles arising from any contracts or agreements relating thereto.

“Property”: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Subsidiary” or “Subsidiaries”: with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization of which the management is directly or indirectly (through one or more intermediaries) controlled by such Person or 50% or more of the equity interests in which is directly or indirectly (through one or more intermediaries) owned by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Section 5.1(d) shall refer to a Subsidiary or Subsidiaries of the Company.

Approval of the Manager appointed by NGP shall not, however, be required under any provision of Section 5.1(d) with respect to any matters relating to the structuring or proposed initial public offering of interests in Rice Energy Trust; provided, however, that NGP shall have the opportunity to review any material change to the draft Form S-1 with respect to Rice Energy Trust previously provided to NGP prior to its filing and to approve any material changes to the economic or other material terms of the initial public offering from those described in the draft Form S-1 previously provided to NGP. To the extent any action is taken by Countrywide Energy Services LLC which neither the Company nor its Subsidiaries has the power or authority to make or prevent, such action shall not be considered a violation of this Section 5.1(d).

(e) The Board may hold such meetings at such place and at such time as it may determine. Notice of a meeting shall be served not less than 24 hours before the date and time fixed for such meeting by confirmed facsimile or other written communication or not less than three days prior to such meeting if notice is provided by overnight delivery service. Notice of a meeting need not be given to any Manager who signs a waiver of notice or provides a waiver by electronic transmission or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, either prior thereto or at its commencement, the lack of notice to such Manager. A special meeting of the Board may be called by any member of the Board. Any member of the Board may participate in a meeting by conference telephone or similar communications equipment. NGP shall have the right to have an unlimited number of non-voting observers attend any meeting of the Board. Any action required or permitted to be taken by the Board may be taken without a meeting if such action is evidenced in writing and signed by all of the members of the Board. At any meeting of the Board, the presence in person or by telephone or similar electronic communication of Managers representing at least a majority of the Board shall constitute a quorum.

(f) Each Manager serving on the Board of Managers shall have one vote on any Company matter. Except as otherwise provided in this Agreement, including but not limited to Section 5.1(d), the business of the Company presented at any meeting of the Board of Managers shall be decided by a vote of Managers representing a majority of the entire Board of Managers.

(g) In accomplishing all of the foregoing and in fulfilling its obligations pursuant to this Agreement, the Board may, in its sole discretion, retain or use any Company Affiliates’ personnel, properties and equipment or the Board may hire or rent those of third parties and may employ on a temporary or continuing basis outside accountants, attorneys, consultants and others on such terms as the Board deems advisable. No Person, firm or corporation dealing with the Company shall be required to inquire into the authority of the Board to take any action or make any decision.

(h) In the event that the Board is unable to agree with respect to any action requiring the consent of the Manager appointed by NGP as set forth in Section 5.1(d), then any Manager, by written notice to the Board given within three business days after the initial vote on such matter or proposal may call a meeting of the Managers to reconsider such matter or proposal, such meeting to be held when, where and as reasonably specified in such notice, but not less than three business days nor more than 10 business days after such vote. If such meeting is called and held as provided in the immediately preceding sentence and either (i) the matter or proposal is offered at such meeting again and is neither (A) approved of by the Managers sufficient to constitute approval of such matter or proposal or (B) disapproved of by the Managers sufficient to constitute rejection of such matter or proposal, or (ii) the Managers are unable to otherwise agree on a course of action to address the matter or proposal which is the reason for the meeting, then either Manager may within three business days thereafter declare a deadlock (“Deadlock”) by giving written notice to the other Managers containing a brief description of the nature of the dispute subject to such Deadlock (a “Deadlock Notice”). Within twenty business days after the receipt of a Deadlock Notice, each Manager shall meet in good faith and negotiate to reach an accord that will end the Deadlock. If a decision is not made by common accord that ends the Deadlock within thirty days after the date of such meeting, either Manager may declare a final Deadlock (“Final Deadlock”) by written notice to the other Manager and such Final Deadlock will be resolved in accordance with the provisions of Section 11.9. Solely for purposes of this Section 5.1(h), each party to the dispute will submit to the arbitrator, and exchange with the other party, its best offer as to the resolution of the dispute. The arbitrator shall be limited to awarding only one or the other of the two positions submitted. As an incentive to the parties to resolve a Deadlock prior to arbitration, the definition of Preferred Return shall be adjusted, in accordance with the provisions thereof, in the event either the Managers appointed by the Rice Members or the Manager appointed by NGP lose two arbitrations.

Section 5.2. Officers.

(a) Designation. The Board may, from time to time, designate individuals (who need not be a Manager) to serve as officers of the Company. The officers may, but need not, include a president and chief executive officer, a chief financial officer, a treasurer, one or more vice presidents and a secretary. Any two or more offices may be held by the same Person.

(b) Duties of Officers. Each officer of the Company designated hereunder shall devote such time to the Company’s business as he deems necessary to manage and supervise Company business and affairs in an efficient manner.

(i) The Chief Executive Officer, subject to the control and direction of the Board, shall in general supervise and control all of the business and affairs of the Company and perform all duties and exercise all powers usually appertaining to the office of the chief executive officer, subject to the provisions of applicable law and this Agreement. The Chief Executive Officer may sign, with a secretary or any other proper officer of the Company thereunto authorized by the Board, any contracts or other instruments which the Board has authorized to be executed or which are consistent with the Approved Capital Budget or the Approved G&A Budget, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed.

(ii) The President shall assist in the supervision and control of the business and affairs of the Company in such manner as the Board shall determine. The President may sign, with a secretary or any other proper officer of the Company thereunto authorized by the Board, any contracts or other instruments which the Board has authorized to be executed or which are consistent with the Approved Capital Budget or the Approved G&A Budget, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed and executed. As between the Chief Executive Officer and President, the Chief Executive Officer shall be the more senior officer and the President shall perform the duties and exercise the powers of the Chief Executive Officer in the event of the Chief Executive Officer’s absence or disability, unless otherwise determined by the Chief Executive Officer or the Board.

(iii) The Vice Presidents, in the order of their seniority, shall perform the duties and exercise the powers of the Chief Executive Officer or the President in the event of the Chief Executive Officer’s or the President’s absence or disability, unless otherwise determined by the Chief Executive Officer, the President or the Board.

(iv) The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable; and have authority to attest to the signatures of the Chief Executive Officer, the President or the Vice Presidents and shall generally perform all duties usually appertaining to the office of secretary of a corporation.

(v) Any other officer appointed by the Board shall have such authority and responsibilities as the Board, the Chief Executive Officer or the President may delegate to such officer from time to time.

(c) Term of Office; Removal; Filling of Vacancies.

(i) Each officer of the Company shall hold office until his successor is chosen and qualified in his stead or until his earlier death, resignation, retirement, disqualification or removal from office.

(ii) Any officer may be removed at any time by the Board whenever in their judgment the best interests of the Company will be served thereby. Designation of an officer shall not of itself create any contract rights in favor of such officer.

(iii) If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board.

Section 5.3. Acknowledged and Permitted Activities.

(a) The Company and the Members recognize that (a) NGP and its Affiliates own and will own substantial equity interests in other companies (existing and future) that participate in the energy industry (“NGP Portfolio Companies”) and enter into advisory service agreements with those NGP Portfolio Companies, (b) the NGP Representatives who serve as members of the Board also serve as principals of other NGP Portfolio Companies, and (c) at any given time, other NGP Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company and the Members acknowledge and agree that (a) NGP, its Affiliates and the NGP Representatives: (i) shall not be prohibited or otherwise restricted by their relationship with the Company and its subsidiaries from engaging in the business of investing in NGP Portfolio Companies, entering into agreements to provide services to such companies or acting as directors or advisors to, or other principals of, such NGP Portfolio Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its subsidiaries, and (ii) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity, and (b) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by NGP, its Affiliates, the NGP Representatives or another NGP Portfolio Company and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Company or any of its subsidiaries.

(b) The Company and the Members recognize that (a) D. Rice III serves and will serve as a portfolio manager of GRT Capital Partners, L.L.C., a Delaware limited liability company, and its Affiliates (the “GRT Companies”), and (b) at any given time, the GRT Companies may be in direct or indirect competition with the Company and/or its subsidiaries. The Company and the Members acknowledge and agree that (a) D. Rice III: (i) shall not be prohibited or otherwise restricted by his relationship with the Company and its subsidiaries from engaging in the business of investing in GRT Companies, entering into agreements to provide advisory services to such companies or acting as a director or advisor to, or other principal of, such GRT Companies, regardless of whether such activities are in direct or indirect competition with the business or activities of the Company or its subsidiaries, and (ii) shall not have any obligation to offer the Company or its subsidiaries any Excluded Business Opportunity, and (b) the Company and the Members hereby renounce any interest or expectancy in any Excluded Business Opportunity pursued by the GRT Companies and waive any claim that any such business opportunity constitutes a corporate, partnership or other business opportunity of the Company or any of its subsidiaries. Nothing in this Section 5.3(b) shall relieve D. Rice III of his confidentiality obligation with respect to Confidential Information as provided in Section 7.5.

(c) The Company and the Members recognize that Rice Drilling A LLC, a subsidiary of Rice Energy, engages in oil and gas drilling operations in Andrews County, Texas. The Company and the Members acknowledge and agree that Rice Drilling A LLC shall not be prohibited or otherwise restricted by its relationship with the Company and its subsidiaries from conducting its operations in Andrews County, Texas with respect to the oil and gas properties held by Rice Drilling A LLC as of the date of this Agreement.

Section 5.4. Actions Requiring Approval of NGP.

Notwithstanding anything to the contrary, neither the Company nor its Managers, officers or agents of the Company, shall take any of the following actions on behalf the Company or on behalf of any of the Company’s Subsidiaries without the prior written approval of NGP in its capacity as a Member and not as a party appointing a Manager to the Board or any other similar fiduciary capacity to the Company:

(a) approve annual budgets for general and administrative expenses (including salary, bonuses, general operating and overhead expenses) of the Company or any of its Subsidiaries (the “Approved G&A Budget”), or incur expenses or disburse funds for any of such purposes prior to the approval of such budgets by NGP as required hereby;

(b) approve, grant or enter into an agreement or arrangements for any payment or grant of, annual compensation or benefits to officers or other executive employees of the Company or any of its Subsidiaries and Affiliates or the payment of any severance amounts upon termination of such officers or employees, including entering into employment agreements, severance agreements, adopting stock option plans or employee benefit plans, granting options or benefits to any such Persons under any existing plans, or creating any equity or similar incentive programs other than the issuance of Incentive Interests; provided, however, that that salaries of up to $150,000 per year for each of Daniel J. Rice IV and Toby Z. Rice will not require the approval of NGP;

(c) enter into any transaction (including any purchase, sale, lease or exchange of Property or the rendering of any service) with any Affiliate of an officer or employee of the Company or any Subsidiary, or modify the terms of any prior transaction with any such Affiliate (it being acknowledged that the Board will not approve any such transaction unless the terms thereof are no less favorable to the Company, or such Subsidiary, as the case may be, than would be obtained in a comparable arm’s-length transaction with unaffiliated Persons); and

(d) prior to the payment of the Preferred Return, issue any Company Interest or other equity interest in the Company that is senior in any respect to the Company Interest held by NGP.

Approval of NGP shall not, however, be required under any provision of Section 5.4 with respect to any matters relating to the structuring or proposed initial public offering of interests in Rice Energy Trust; provided, however, that NGP shall have the opportunity to review any material change to the draft Form S-1 with respect to Rice Energy Trust prior to its filing and to approve any material changes to the economic or other material terms of the initial public offering from those described in the draft Form S-1 previously provided to NGP. To the extent any action is taken by Countrywide Energy Services LLC which neither the Company nor its Subsidiaries has the power or authority to make or prevent, such action shall not be considered a violation of this Section 5.4.

Section 5.5. Duties and Services of the Board.

The Board shall comply in all respects with the terms of this Agreement. The Board shall be obligated to perform the duties, responsibilities and obligations of the Board hereunder only to the extent that funds of the Company are available therefor. During the existence of the Company, each Manager serving on the Board shall devote such time and effort to the Company’s business as he deems necessary to manage and supervise Company business and affairs in an efficient manner.

Section 5.6. Liability and Indemnification.

(a) The Company’s officers, the Board, the Members and their Affiliates, and their partners, officers, directors, employees and agents, shall not be liable, responsible or accountable in damages or otherwise to the Company or the other Members for any acts or omissions that do not constitute gross negligence, willful misconduct, a breach of fiduciary duty or a breach of the express terms of this Agreement, and the Company shall indemnify to the maximum extent permitted under the Act and save harmless the Company’s officers, the Board and the Members and their Affiliates, and their partners, officers, directors, employees and agents (individually, an “Indemnitee”) from all liabilities for which indemnification is permitted under the Act. Any act or omission performed or omitted by an Indemnitee on advice of legal counsel or an independent consultant who has been employed or retained by the Company shall be presumed to have been performed or omitted in good faith without gross negligence or willful misconduct. THE PARTIES RECOGNIZE THAT THIS PROVISION SHALL RELIEVE ANY SUCH INDEMNITEE FROM ANY AND ALL LIABILITIES, OBLIGATIONS, DUTIES, CLAIMS, ACCOUNTS AND CAUSES OF ACTION WHATSOEVER ARISING OR TO ARISE OUT OF ANY ORDINARY NEGLIGENCE BY ANY SUCH INDEMNITEE, AND SUCH INDEMNITEE SHALL BE ENTITLED TO INDEMNIFICATION FROM ACTS OR OMISSIONS THAT MAY CONSTITUTE ORDINARY NEGLIGENCE.

(b) The Company shall, to the maximum extent permitted under the Act, pay or reimburse expenses incurred by an Indemnitee in connection with the Indemnitee’s appearance as a witness or other participation in a proceeding involving or affecting the Company at a time when the Indemnitee is not a named defendant or respondent in the proceeding.

(c) The Board shall have the right to require that any contract entered into by the Company provide that the Board shall have no personal liability for the obligations of the Company thereunder.

(d) The indemnification provided by this Section 5.6 shall be in addition to any other rights to which each Indemnitee may be entitled under any agreement or vote of the Members, as a matter of law or otherwise, both as to action in the Indemnitee’s capacity as a Member or an officer, director, employee or agent of a Member or as a Person serving at the request of the Company as set forth above and to action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of the Indemnitees; provided that the indemnification provided by this Section 5.6 shall be the primary source of indemnification with respect to the matters addressed herein, without regard to other potential sources of indemnification, reimbursement or contribution (subject to applicable express provisions of any insurance policy to which the Company is a party).

(e) In no event may an Indemnitee subject the Members to personal liability by reason of this indemnification provision.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 5.7. Contracts with Affiliates.

The Company may enter into contracts and agreements with any Member and/or any of its Affiliates for the rendering of services and the sale and lease of supplies and equipment on such arm’s-length terms that (a) are no less favorable to the Company than those available from unrelated third parties and (b) are approved by NGP in accordance with Section 5.4(c).

Section 5.8. Reimbursement of Members.

The Company or its subsidiaries shall pay or reimburse to the Rice Members and NGP all reasonable direct and indirect costs and expenses incurred by such Members in organizing the Company, including legal fees and accounting fees. The Company shall pay to NGP II or its designated Affiliate an “NGP Financing Fee” in an amount equal to 1.00% of its Capital Contributions as invested in the Company (i.e., a total of $3,000,000, assuming full funding of NGP II’s Capital Commitment). The NGP Financing Fee shall be payable upon each date of NGP II’s funding of a Capital Contribution to the Company in an amount equal to 1.00% of the aggregate amount funded to the Company by NGP II on such date and at NGP II’s option such fee may be deducted from the amount so funded.

Section 5.9. Insurance.

The Company shall acquire and maintain insurance covering such risks and in such amounts as the officers of the Company shall from time to time determine to be necessary or appropriate.

Section 5.10. Tax Elections and Status.

(a) The Board shall make such tax elections on behalf of the Company as it shall deem appropriate in its sole discretion.

(b) The Members agree to classify the Company as a partnership for income tax purposes. Therefore, any provision hereof to the contrary notwithstanding, solely for income tax purposes, each of the Members hereby recognizes that the Company, so long as it has at least two Members, shall be subject to all provisions of subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code and, to the extent permitted by law, any comparable state or local income tax provisions. Neither the Company, any Member, nor any Manager shall file an election to classify the Company as an association taxable as a corporation for income tax purposes.

Section 5.11. Tax Returns.

The Company shall deliver necessary tax information to each Member after the end of each fiscal year of the Company. Not less than 60 days prior to the date (as extended) on which the Company intends to file its federal income tax return or any state income tax return but in any event no earlier than March 1 of each year, the return proposed by the Board to be filed by the Company shall be furnished to the Members (other than Members holding Incentive Units) for review; provided, however, that an IRS Form K-1 or a good faith estimate of the amounts to be included on such IRS Form K-1 for each Member shall be sent to each Member on or before March 1 of each year. In addition, not more than 10 days after the date on which the Company files its federal income tax return or any state income tax return, a copy of the return so filed shall be furnished to the Members.

Section 5.12. Tax Matters Member.

Rice Energy shall be designated the tax matters member under Section 6231 of the Internal Revenue Code (in such capacity, the “Tax Matters Member”). The Tax Matters Member may be removed and replaced by action of a Supermajority Interest of the Members. The Tax Matters Member is authorized to take such actions and to execute and file all statements and forms on behalf of the Company which may be permitted or required by the applicable provisions of the Internal Revenue Code or Treasury Regulations issued thereunder. The Tax Matters Member shall have full and exclusive power and authority on behalf of the Company to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Member shall keep the Members informed as to the status of any audit of the Company’s tax affairs, and shall take such action as may be necessary to cause any Member so requesting to become a “notice partner” within the meaning of Section 6223 of the Internal Revenue Code. Without first obtaining the approval of a Supermajority Interest of the Members, the Tax Matters Member shall not, with respect to Company tax matters: (a) enter into a settlement agreement with respect to any tax matter which purports to bind Members, (b) intervene in any action pursuant to Internal Revenue Code Section 6226(b)(5), (c) enter into an agreement extending the statute of limitations, or (d) file a petition pursuant to Internal Revenue Code Section 6226(a) or 6228. If an audit of any of the Company’s tax returns shall occur, the Tax Matters Member shall not settle or otherwise compromise assertions of the auditing agent which may be adverse to any Member as compared to the position taken on the Company’s tax returns without the prior written consent of each such affected Member.

Section 5.13. Section 83(b) Election.

Each Member who acquires Incentive Units and who is a United States person within the meaning of Internal Revenue Code Section 7701(a)(30) may file a timely election under Internal Revenue Code Section 83(b) with respect to such Incentive Units and consult with such Member’s tax advisor to determine the tax consequences of such acquisition and of filing an election under Internal Revenue Code Section 83(b). Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Internal Revenue Code Section 83(b) even if such Member requests the Company or its representative to assist in making such filing.

Section 5.14. Subsidiaries of the Company.

The Board may determine to conduct any Company operations indirectly through one or more subsidiaries.

Section 5.15. Outside Manager Expenses.

Each member of the Board shall be entitled to be reimbursed by the Company for all reasonable out-of-pocket expenses incurred by such Person in connection with the services rendered on behalf of or for the benefit of the Company.

Section 5.16. Termination of Approval Rights.

The approval rights of the Manager appointed by NGP and the consent rights of NGP as a Member shall terminate on the dissolution of the Company.

ARTICLE VI

RIGHTS OF MEMBERS

Section 6.1. Rights of Members.

Each of the Members shall have the right to: (a) have the Company books and records (including those required under the Act) kept at the principal United States office of the Company and at all reasonable times to inspect and copy any of them at the sole expense of such Member; (b) have on demand true and full information of all things affecting the Company and a formal account of Company affairs whenever circumstances render it just and reasonable; (c) have dissolution and winding up of the Company by decree of court as provided for in the Act; and (d) exercise all rights of a Member under the Act (except to the extent otherwise specifically provided herein). Notwithstanding the foregoing, the Members shall not have the right to receive data pertaining to the properties of the Company if the Company is subject to a valid agreement prohibiting the distribution of such data or if the Board shall otherwise determine that such data is Confidential Information.

Section 6.2. Limitations on Members.

The Members (in his or its capacity as a Member) shall not: (a) be permitted to take part in the business or control of the business or affairs of the Company; (b) have any voice in the management or operation of any Company property; or (c) have the authority or power to act as agent for or on behalf of the Company or any other Member, to do any act which would be binding on the Company or any other Member, or to incur any expenditures on behalf of or with respect to the Company. No Member (in his or its capacity as a Member) shall hold out or represent to any third party that the Members have any such power or right or that the Members are anything other than “members” of the Company. The foregoing provision shall not be applicable to a Member acting in his or its capacity as a member of the Board or an officer or employee of the Company.

Section 6.3. Liability of Members.

No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company except as otherwise provided in the Act and as expressly provided in this Agreement.

Section 6.4. Withdrawal and Return of Capital Contributions.

No Member shall be entitled to (a) withdraw from the Company except upon the assignment by such Member of all of its Company Interest in accordance with Article IX, or (b) the return of its Capital Contributions except to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law or upon dissolution and liquidation of the Company, and then only to the extent expressly provided for in this Agreement and as permitted by law.

Section 6.5. Voting Rights.

Except as otherwise provided herein, to the extent that the vote of the Members may be required hereunder, the act of a Majority Interest of the Members shall be an act of the Members. Notwithstanding anything in this Agreement to the contrary, with respect to any Company Interests held by any Member who is an Employee, such Company Interests shall be non-voting if and when such Person’s status as an Employee is terminated for any reason or without reason, including by termination, resignation, death or disability and the Incentive Units will be non-voting.

ARTICLE VII

BOOKS, REPORTS, MEETINGS AND CONFIDENTIALITY

Section 7.1. Capital Accounts, Books and Records.

(a) The Company shall keep books of account for the Company in accordance with the terms of this Agreement. Such books shall be maintained at the principal office of the Company.

(b) An individual capital account (the “Capital Account”) shall be maintained by the Company for each Member as provided below:

(i) The Capital Account of each Member shall, except as otherwise provided herein, be increased by the amount of cash and the fair market value of any property contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Internal Revenue Code) and by such Member’s share of the Net Profits of the Company and special allocations under Section 4.2, and shall be decreased by such Member’s share of the Net Losses of the Company and special allocations under Section 4.2 and by the amount of cash or the fair market value of any property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Internal Revenue Code). The Capital Accounts shall also be increased or decreased (A) to reflect a revaluation of Company property pursuant to paragraph (b) of the definition of Carrying Value and (B) upon the exercise of any noncompensatory warrant pursuant to the requirements of Proposed Treasury Regulation Sections 1.704-1(b)(2)(iv)(d)(4) and 1.704-1(b)(2)(iv)(s), as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations.

(ii) Any adjustments of basis of Company property provided for under Sections 734 and 743 of the Internal Revenue Code and comparable provisions of state law (resulting from an election under Section 754 of the Internal Revenue Code or comparable provisions of state law) shall not affect the Capital Accounts of the Members (unless otherwise required by applicable Treasury Regulations), and the Members’ Capital Accounts shall be debited or credited pursuant to the terms of this Section 7.1 as if no such election had been made.

(iii) Capital Accounts shall be adjusted, in a manner consistent with this Section 7.1, to reflect any adjustments in items of Company income, gain, loss or deduction (including Simulated Depletion, Simulated Gain and Simulated Loss) that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

(iv) Immediately before the exercise of an Incentive Option to acquire Units (the “Exercise”), the Capital Accounts of the existing Members shall be adjusted by assuming that the assets of the Company were sold by the Company for cash at their respective fair market values as of the date of Exercise, and crediting or debiting each Member’s Capital Account with its respective share of the hypothetical gains and losses resulting from such assumed sales in the same manner as gains or losses on actual sales of such properties would be credited or debited to such Member’s Capital Account. Thereafter, the Company shall be deemed to have distributed to the person exercising the option (the “Optionee”) cash in an amount equal to the Distributed Asset Amount (as defined below) and, thereafter, the Optionee shall be deemed to have contributed such cash and the Exercise price to the Company. “Distributed Asset Amount” shall be the excess of (a) the product of (x) the sum of the Exercise price plus the fair market value of the net assets of the Company immediately before the Exercise, multiplied by (y) the percentage obtained by dividing the number of Units issued to the Optionee by the total number of Units outstanding (taking into account the Units issued to the Optionee), over (b) the Exercise price.

(v) The allocation of basis prescribed by Section 613A(c)(7)(D) of the Internal Revenue Code and provided for in Section 4.4(b) and each Member’s separately computed depletion deductions shall not reduce such Member’s Capital Account, but such Member’s Capital Account shall be decreased by its allocable share of Simulated Depletion. The Simulated Basis in each oil and gas property as of the date of this Agreement or hereafter acquired shall be allocated among the Members in proportion to their Sharing Ratios. Simulated Depletion with respect to each separate oil and gas property shall be allocated to the Members in proportion to their respective shares of the Simulated Basis in the related property. No Member’s Capital Account shall be decreased, however, by Simulated Depletion deductions attributable to any oil and gas property to the extent such deductions exceed such Member’s allocable share of the Company’s remaining Simulated Basis in such property. Any Simulated Gain shall be allocated to the Members and shall increase their respective Capital Accounts in the same manner as an equal amount of gain would have been allocated pursuant to Section 4.1. Any Simulated Loss shall be allocated to the Members and shall reduce their respective Capital Accounts in the same percentages as the basis of the property sold was allocated up to an amount equal to each Member’s share of the Company’s Simulated Basis in such property at the time of such sale.

(vi) It is the intention of the Members that the Capital Accounts of each Member be kept in the manner required under Treasury Regulation Section 1.704-1(b)(2)(iv). To the extent any additional adjustment to the Capital Accounts is required by such regulation, the Board is hereby authorized to make such adjustment after notice to the Members.

(vii) In accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), upon a Member’s contribution to the Company of cash or properties in exchange for a Company Interest, the Capital Accounts of all Members and the Carrying Values of all Company properties shall, immediately prior to such issuance, be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to the Company properties, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual Transfer of each such property immediately prior to such contribution for an amount equal to its fair market value and had been allocated to the Members at such time pursuant to Section 4.1 and Section 4.2.

(viii) Any Person who acquires a Company Interest directly from a Member, or whose Company Interest shall be increased by means of a Transfer to it of all or part of the Company Interest of another Member, shall have a Capital Account (including a credit for all Capital Contributions made by such Member Transferring such Company Interest) which includes the Capital Account balance of the Company Interest or portion thereof so acquired or Transferred.

Section 7.2. Bank Accounts.

The Board shall cause one or more Company accounts to be maintained in a bank (or banks) which is a member of the Federal Deposit Insurance Corporation or some other financial institution, which accounts shall be used for the payment of the expenditures incurred by the Company in connection with the business of the Company, and in which shall be deposited any and all receipts of the Company. The Board shall determine the number of and the Persons who will be authorized as signatories on each such bank account. The Company may invest the Company funds in such money market accounts or other investments as the Board shall determine to be of high quality.

Section 7.3. Reports.

The Company shall provide each Member (other than Members holding Incentive Units) with copies of such financial reports as shall be reasonably requested from time to time by the Members and any such other reports and financial information as the Board shall determine from time to time, including periodic consolidated financial statements for the Company and its subsidiaries (including income statements, balance sheets and cash flow statements) and copies of all engineering reserve reports and other financial reports that the Company or its subsidiaries provides to any financial institution that provides debt or equity financing to the Company or its subsidiaries.

Section 7.4. Meetings of Members.

The Board may hold meetings of the Members from time to time to inform and consult with the Members concerning the Company’s assets and such other matters as the Board deems appropriate, provided that nothing in this Section 7.4 shall require the Board to hold any such meetings. Such meetings shall be held at such times and places, as often and in such manner as shall be determined by the Board. The Board at its election may separately inform and consult with the Members for the above purposes without the necessity of calling and/or holding a meeting of the Members. Notwithstanding the foregoing provisions of this Section 7.4, the Members shall not be permitted to take part in the business or control of the business of the Company; it being the intention of the parties that the involvement of the Members as contemplated in this Section 7.4 is for the purpose of informing the Members with respect to various Company matters, explaining any information furnished to the Members in connection therewith, answering any questions the Members may have with respect thereto and receiving any ideas or suggestions the Members may have with respect thereto; it being the further intention of the parties that the Board shall have full and exclusive power and authority on behalf of the Company to acquire, manage, control and administer the assets, business and affairs of the Company in accordance with Section 5.1 and the other applicable provisions of this Agreement.

Section 7.5. Confidentiality.

No Member shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Member for other than a proper Company purpose. No Member shall disclose any such Confidential Information except as expressly authorized by this Agreement or by the Board, or as required by law or governmental or regulatory authority. Each Member shall instruct all Affiliates (including their representatives, agents and counsel) to comply with this Section 7.5. If a Member is required by law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Member shall immediately notify the Company of such notice and provide the Company the opportunity to resist such disclosure by appropriate proceedings. The terms of this Section 7.5 shall survive with respect to each Member until the earlier to occur of (a) the date following one year from the date of the liquidation of the Company and (b) the date following two years from the date of termination of such Member’s Company Interest.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 8.1. Dissolution.

The Company shall be dissolved upon the occurrence of any of the following:

(a) December 31, 2021;

(b) The sale, disposition or termination of all or substantially all of the property then owned by the Company; or

(c) The consent in writing of the NGP and Rice Energy.

Section 8.2. Liquidation and Termination.

Upon dissolution of the Company, the Board or, if the Board so desires, a Person selected by the Board, shall act as liquidator or shall appoint one or more liquidators who shall have full authority to wind up the affairs of the Company and make final distribution as provided herein. The liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator, if requested by any Member, shall cause a proper accounting to be made by the Company’s independent accountants of the Company’s assets, liabilities and operations through the last day of the month in which the dissolution occurs or the final liquidation is completed, as appropriate.

(b) The liquidator shall pay all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine). After making payment or provision for all debts and liabilities of the Company, the liquidator shall sell all properties and assets of the Company for cash as promptly as is consistent with obtaining the best price therefor; provided, however, that upon the consent of a Supermajority Interest of the Members, the liquidator may distribute such properties in kind. All Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) realized on such sales shall be allocated to the Members as provided in this Agreement, and the Capital Accounts of the Members shall be adjusted accordingly. In the event of a distribution of properties in kind, the liquidator shall first adjust the Capital Accounts of the Members by the amount of any Net Profit, Net Loss, Simulated Gain and Simulated Loss (or other items of income, gain loss or deduction allocable under Section 4.2) that would have been recognized by the Members if such properties had been sold at then fair market values. The liquidator shall then distribute the proceeds of such sales or such properties to the Members in the manner provided in Section 4.3(a). If the foregoing distributions to the Members do not equal the Member’s respective positive Capital Account balances as determined after giving effect to the foregoing adjustments and to all adjustments attributable to allocations of Net Profit, Net Loss, Simulated Gain and Simulated Loss realized by the Company during the taxable year in question and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution, then, the allocations of Net Profit, Net Loss, Simulated Gain and Simulated Loss provided for in this Agreement shall be adjusted, to the least extent necessary, to produce a Capital Account balance for each Member which corresponds to the amount of the distribution to such Member. Each Member shall have the right to designate another Person to receive any property which otherwise would be distributed in kind to that Member pursuant to this Section 8.2.

(c) Except as expressly provided herein, the liquidator shall comply with any applicable requirements of the Act and all other applicable laws pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

(d) Notwithstanding any provision in this Agreement to the contrary, no Member shall be obligated to restore a deficit balance in its Capital Account at any time.

The distribution of cash and/or property to the Members in accordance with the provisions of this Section 8.2 shall constitute a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Company Interest and all Company property.

ARTICLE IX

ASSIGNMENTS OF COMPANY INTERESTS; REDEMPTION OF NGP

Section 9.1. Assignments of Company Interests.

(a) No Member’s Company Interest or rights therein shall be Transferred, or made subject to an Indirect Transfer, in whole or in part, without the prior written consent of the Board except as provided in this Section 9.1.

(b) Any Member (including Members holding Incentive Units) may assign his or its Company Interest without the consent of the Board pursuant to an Excluded Affiliate Transfer.

(c) The Rice Members or NGP may Transfer all (but not part) of their Company Interest to an unrelated third party after the selling Member complies with the provisions in this Section 9.1(c). In the event that the Rice Members or NGP desire to Transfer all of their Company Interest (the “Selling Member”), the Selling Member must provide written notice of its the intention to Transfer all of its Company Interest (a “Transfer Notice”) to the non-selling Members, identifying the material terms of such Transaction. The Selling Member shall cause the Person or group that proposes to acquire the Selling Member’s Company Interests (the “Proposed Purchaser”) to offer in writing (the “Purchase Offer”) to the non-selling Members (the “Tag-Along Members”), to purchase a Proportionate Share of the Company Interests of the non-selling Members. The purchase of Company Interests from the Tag-Along Members shall be made at the highest price per Company Interest and on such other terms and conditions as the Proposed Purchaser has offered to purchase Company Interests from the Selling Member. The Tag-Along Members shall have no more than twenty (20) days from the receipt of the Purchase Offer in which to accept such Purchase Offer, in whole or in part. To the extent that a Tag-Along Member accepts such Purchase Offer, the Company Interests to be sold to the Proposed Purchaser by the Selling Member shall be proportionately reduced to the extent necessary to comply with this Section 9.1(c). The proceeds of any such transaction with the Proposed Purchaser shall be allocated between the Selling Member and the Tag-Along Members as if each such Member was being paid all amounts payable to such Member by the Company pursuant to and in the order set forth in Sections 4.3(a)(i) through (v); provided, however, that the amounts payable to each such Member under Sections 4.3(a)(i) through (v) shall be deemed for such purposes to be reduced, pro rata, to reflect the portion of the Company

Interest of such Member to be purchased in the transaction with the Proposed Purchaser. For example, if sixty percent (60%) of each Member’s respective Company Interest is being sold, then sixty percent (60%) of the amounts payable under Sections 4.3(a)(i) through (v) shall be deemed to be payable to such Member and the Payment Percentage (as defined below) would be sixty percent (60%). The percentage of amounts deemed to be payable under Sections 4.3(a)(i) through (v) pursuant to this Section 9.1(c) shall be referred to herein as the “Payment Percentage.” If the total proceeds from the transaction are insufficient to pay the amount deemed to be payable to any Member participating in the transaction under Sections 4.3(a)(i), (ii), (iii), (iv), or (v) taking into account the Payment Percentage, then each such Member shall receive a pro rata share of the amount deemed available for distribution under such subsection, determined in accordance with the amount deemed to be payable to each such Member under such subsection taking into account the Payment Percentage. If the closing of such purchase has not occurred within thirty (30) days after such acceptance or at such other time as the Selling Member, the Tag-Along Members and the Proposed Purchaser may agree in writing, then the Selling Member shall not effect a Transfer of any Company Interests without again complying with this Section 9.1(c).

(d) NGP shall be permitted to Transfer its Company Interests without prior written consent of the Board and without complying with the procedures of Section 9.1(c) if such a Transfer occurs after the earlier occurrence of (i) the second anniversary of the date of this Agreement; and (ii) a Key Person Event. In addition, the restrictions on Transfer under this Section 9.1 shall terminate with respect to the Rice Members and NGP upon the earliest to occur of the following: (i) the first date on which Rice and NGP collectively do not own at least twenty percent (20%) of the outstanding Company Interests or the common equity securities of any successor or assignee resulting from the consolidation, merger or sale of all or substantially all of the assets of the Company; (ii) the adjudication of the Company as bankrupt, the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver of the Company; (iii) the voluntary or involuntary dissolution of the Company; (iv) at such time as there is only one surviving Member as a party to this Agreement; (v) the tenth (10th) anniversary of the date hereof, unless extended by agreement of the Members holding at least eighty percent (80%) of the Company Interests outstanding on such 10th anniversary; or (vi) the written agreement of the Members whose combined Sharing Ratios equal or exceed ninety percent (90%).

(e) If the Board determines it to be in the best interests of the Company to engage in an IPO, the Members agree that the Company may restructure and, if necessary, recapitalize the Company so that all of the outstanding Company Interests will be exchanged for common securities of the surviving entity (a “Conversion”). A Conversion may only occur if (i) the value of the common securities to be received by NGP is greater than or equal to two (2) times the value of any cash contributions made by NGP to the Company prior to the date of the Conversion, (ii) the Conversion is effectuated in a manner that would be tax neutral to NGP and would not cause NGP to recognize any income tax liability due to receipt of such common securities in the surviving entity, (iii) such IPO results in cash proceeds to the Company of at least $250,000,000, and (iv) the Conversion results in NGP receiving fully-registered, freely-tradable securities (subject to a customary post-IPO lockup period). NGP agrees to vote and take all other action necessary in order to effect such Conversion that complies with the terms of this Section 9.1.

(f) In the event the Board proposes the Company engage in an IPO, and (i) such IPO would not constitute a Conversion that complies with the terms of Section 9.1(e); (ii) such IPO would result in NGP I and NGP II receiving cash and/or fully-registered, freely-tradable securities with an aggregate fair market value equal to their respective cumulative Capital Contributions to the Company multiplied by (1.20)n, where “n” is equal to the Weighted Average Capital Contribution Factor determined as of the date of such IPO; and (iii) NGP does not consent to the Company engaging in such IPO, then definitions of New Tier I Payout, New Tier II Payout, New Tier III Payout and New Tier IV Payout and the definitions of New Tier I Percentage, New Tier II Percentage and New Tier III Percentage shall be adjusted such that the “December 31, 2016” date set forth in each such definition shall be deemed to be “December 31, 2017” for purposes of determining whether the New Tier I, New Tier II, New Tier III and New Tier IV Payout, as applicable, has occurred, and for purposes of determining the New Tier I, New Tier II and New Tier III Percentages, as applicable, under this Agreement.

(g) In addition to any of the other requirements and prohibitions in this Section 9.1, any permitted Transfer must meet the availability of an exemption from registration under the Securities Act, and applicable state securities laws in connection with such Transfer and stating the factual and statutory bases relied upon by such counsel, and the Company may require an opinion of counsel in form and substance reasonably acceptable to the Company and its counsel as to these matters as a condition to the effectiveness of such Transfers.

(h) Any attempt by a Member to assign its Company Interest in violation of any provision of this Section 9.1 shall be void ab initio. If an interest in a Unit or other Company Interest is required by law to be Transferred to a spouse of a holder thereof pursuant to an order of a court of competent jurisdiction in a divorce proceeding (notwithstanding the foregoing provisions of this Section 9.1(g)), then such holder shall nevertheless retain all rights with respect to such interest and any interest of such spouse shall be subject to such rights of such holder. In addition, if it is determined that the holder will be required to pay any taxes attributable to such interest of the spouse in the Company, then any tax liability of such holder that is attributable to such spouse’s interest shall be taken into account, and shall reduce such spouse’s interest in the Company; in no event shall the Company be required to provide any financial, valuation or other information regarding the Company or any of its subsidiaries or Affiliates or any of their respective assets to the spouse or former spouse of such holder.

(i) Unless an assignee of a Company Interest becomes a substituted Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive allocations of income, gains, losses, deductions, credits and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned.

(j) An assignee of a Company Interest shall become a substituted Member entitled to all of the rights of a Member if, and only if, (i) the assignor gives the assignee such right, (ii) the Board consents in writing to such substitution, the granting or denying of which shall be in the Board’s sole discretion, (iii) the assignee executes and delivers such instruments, in form and substance satisfactory to the Board, as the Board may deem necessary or desirable to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement, and (iv) if the Board so requires, the assignee reimburses the

Company for any costs incurred by the Company in connection with such assignment and substitution. Upon the satisfaction of such requirements, such assignee shall be admitted as of such date as shall be provided for in any document evidencing such assignment as a substituted Member of the Company.

(k) The Company and the Board shall be entitled to treat the record Member of any Company Interest as the absolute Member thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to such Member until such time as a written assignment of such Company Interest that complies with the terms of this Agreement has been received by the Board.

Section 9.2. Redemption of NGP’s Company Interest

Section 9.3. At any time following the sixth anniversary of the date hereof, NGP shall have the right to require the Company to redeem all, but not less than all, of NGP’s Company Interest for an amount necessary to cause NGP to receive any unpaid amounts of NGP’s Redemption Meter. In the event that NGP desires to exercise this right, NGP will deliver a written notice to the Company with a copy to Rice Energy stating its intent to exercise its redemption right. The redemption proceeds shall be paid to NGP in cash or other immediately available funds within thirty (30) days after the Company’s and Rice Energy’s receipt of NGP’s notice of its election to exercise its rights under this Section 9.2 (the “Trigger Date”). The Company shall use its best efforts to pursue all available financing to ensure funds are available to pay the redemption proceeds to NGP. In the event that the Company does not have sufficient Distributable Funds available to it to pay the redemption price to NGP in full by the Trigger Date, the amount of NGP’s Redemption Meter shall be adjusted such that the “(1.15)” amount set forth in the definition of Redemption Meter shall increase by an additional 0.01 for each quarter that an amount of NGP’s adjusted Redemption Meter is unpaid. The Company shall be required to make quarterly payments to NGP equal to the accrued but unpaid amounts of the Redemption Meter for that quarter until NGP has received all unpaid amounts of the Redemption Meter (as such amounts have been adjusted pursuant to this Section 9.2). In the event any portion of the adjusted amount of the Redemption Meter has not been paid to NGP on the date that is nine (9) months after the Trigger Date, NGP shall have the right to appoint a second Manager. In the event any portion of the adjusted amount of the Redemption Meter has not been paid to NGP on the date that is twelve (12) months after the Trigger Date, then NGP shall have the right to appoint a third Manager. In the event the Company redeems NGP’s Company Interest as provided herein, the Company shall release NGP and its affiliates, employees, partners, managers, and agents from any liabilities and obligations related to the Company and the Company shall use its best efforts to cause NGP to be released from any liability as a guarantor of any Company indebtedness to any third party, if applicable. Any transfer or similar taxes involved in such redemption shall be paid by the Company. The closing of such redemption shall be at the Company’s offices or such other location as NGP and the Company determine.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Each Member acknowledges and agrees that its Company Interest is being purchased for such Member’s own account as part of a private offering, exempt from registration under the Securities Act and all applicable state securities or blue sky laws, for investment only and not with a view to the distribution nor other sale thereof and that an exemption from registration under the Securities Act or any applicable state securities laws under the Securities Act or any applicable state securities laws may not be available if the Company Interest is acquired by such Member with a view to resale or distribution thereof under any conditions or circumstances as would constitute a distribution of such Company Interest within the meaning and purview of the Securities Act or the applicable state securities laws. Accordingly, each Member represents and warrants to the Company and all other interested parties that:

(a) Such Member has sufficient financial resources to continue such Member’s investment in the Company for an indefinite period.

(b) Such Member has adequate means of providing for its current needs and contingencies and can afford a complete loss of its investment in the Company.

(c) It is such Member’s intention to acquire and hold its Company Interest solely for its private investment and for its own account and with no view or intention to Transfer such Company Interest (or any portion thereof).

(d) Such Member has no contract, undertaking, agreement, or arrangement with any Person to sell or otherwise Transfer to any Person, or to have any Person sell on behalf of such Member, its Company Interest (or any portion thereof), and such Member is not engaged in and does not plan to engage within the foreseeable future in any discussion with any Person relative to the sale or any Transfer of its Company Interest (or any portion thereof).

(e) Such Member is not aware of any occurrence, event, or circumstance upon the happening of which such Member intends to attempt to Transfer its Company Interest (or any portion thereof), and such Member does not have any present intention of Transferring its Company Interest (or any portion thereof) after the lapse of any particular period of time.

(f) Such Member, by making other investments of a similar nature and/or by reason of his/its business and financial experience or the business and financial experience of those Persons it has retained to advise such Member with respect to its investment in the Company, is a sophisticated investor who has the capacity to protect its own interest in investments of this nature and is capable of evaluating the merits and risks of this investment.

(g) Such Member has had all documents, records, books and due diligence materials pertaining to this investment made available to such Member and such Member’s accountants and advisors; such Member has also had an opportunity to ask questions of and receive answers from the Company concerning this investment; and such Member has all of the information deemed by such Member to be necessary or appropriate to evaluate the investment and the risks and merits thereof.

(h) Such Member has a close business association with the Company or certain of its Affiliates, thereby making the Member a well-informed investor for purposes of this investment.

(i) Such Member is aware of the following:

(i) The Company is newly organized and has no financial or operating history and, further, the investment in the Company is speculative and involves a high degree of risk of loss by the Member of its entire investment, with no assurance of any income from such investment;

(ii) No federal or state agency has made any finding or determination as to the fairness of the investment, or any recommendation or endorsement, of such investment;

(iii) There are substantial restrictions on the Transferability of the Company Interest of such Member, there will be no public market for the Company Interest and, accordingly, it may not be possible for such Member readily to liquidate its investment in the Company in case of emergency; and

(iv) Any federal or state income tax benefits which may be available to such Member may be lost through changes to existing laws and regulations or in the interpretation of existing laws and regulations; such Member in making this investment is relying, if at all, solely upon the advice of its own tax advisors with respect to the tax aspects of an investments in the Company.

(j) Such Member further covenants and agrees that (i) its Company Interest will not be resold unless the provisions set forth in Article IX above are complied with, and (ii) such Member shall have no right to require registration of its Company Interest under the Securities Act or applicable state securities laws, and, in view of the nature of the Company and its business, such registration is neither contemplated nor likely.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Notices.

All notices, elections, demands or other communications required or permitted to be made or given pursuant to this Agreement shall be in writing and shall be considered as properly given or made on the date of actual delivery (so long as delivery is made on a business day) if given by (a) personal delivery, (b) United States mail, (c) expedited overnight delivery service with proof of delivery, or (d) via facsimile with confirmation of delivery, addressed to the respective addressee(s). Any Member may change its address by giving notice in writing to the other Members of its new address.

Section 11.2. Amendment.

(a) In addition to the right of the Board to amend this Agreement as provided below, and except as otherwise provided below, any change, modification, or amendment to this Agreement shall be effective if made by an instrument in writing that has been duly approved by the Board and a Majority Interest of the Members, which shall include the approval of NGP.

(b) Notwithstanding Section 11.2(a), with respect to any change, modification, or amendment to this Agreement that would (i) increase the liability or duties of any of the Members, (ii) change the contributions required of any of the Members, (iii) cause the Company to be taxed as a corporation, or (iv) otherwise result in any disproportionate and material adverse tax consequences for any Member, such change, modification, or amendment shall not be binding on such Member unless contained in a written instrument duly executed by such Member; provided, however, that this Section 11.2(b) shall not apply to the Board’s ability to amend this Agreement pursuant to Article III and Article IV; provided further, that any amendment which is made to facilitate a merger or consolidation of the Company with any other entity, to convert the Company into another entity, or to cause the Company to participate in an exchange of interests or some type of business combination with any other entity, shall require the approval only of the Board and a Supermajority Interest of the Members, if each of the material terms and provisions of such merger, consolidation, conversion, exchange or combination provides for equal and/or proportionate treatment of each of the Members.

(c) With respect to any change, modification, or amendment to this Agreement that would change the name of the Company, admit new or substituted Members in accordance with the terms of Article IX, or any other change, modification or amendment that does not adversely affect the Members in any disproportionate and material respect, and any change, modification or amendment which the Board, including the approval of the Manager appointed by NGP, determines is necessary or advisable to ensure that the Company is not and will not be treated as an association taxable as a corporation for federal income tax purposes or to conform with changes in applicable tax law (provided such changes do not have a material adverse effect on the Members), such change, modification, or amendment may be contained in a written instrument executed solely by the Board, including the Manager appointed by NGP; provided that the Board notifies the Members of such change, modification, or amendment.

Section 11.3. Partition.

Each of the Members hereby irrevocably waives for the term of the Company any right that such Member may have to maintain any action for partition with respect to the Company property.

Section 11.4. Entire Agreement.

This Agreement and the other documents contemplated hereby constitute the full and complete agreement of the parties hereto with respect to the subject matter hereof.

Section 11.5. Severability.

Every provision in this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

Section 11.6. No Waiver.

The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

Section 11.7. Applicable Law.

This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to rules or principles of conflicts of law requiring the application of the law of another State.

Section 11.8. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Member may Transfer all or any part of its rights or Company Interest or any interest under this Agreement except in accordance with Article IX.

Section 11.9. Arbitration.

Any dispute arising out of or relating to this Agreement, the Transaction Documents, or the Company, including claims sounding in contract, tort, statutory or otherwise (a “Dispute”), shall be settled exclusively and finally by arbitration in accordance with this Section 11.9.

(a) Rules and Procedures. Such arbitration shall be administered by JAMS/Endispute, Inc., a Delaware corporation and national dispute resolution company (“JAMS”), pursuant to (i) the JAMS Streamlined Arbitration Rules and Procedures, if the amount in controversy is $250,000 or less, or (ii) the JAMS Comprehensive Arbitration Rules and Procedures, if the amount in controversy exceeds $250,000 (each, as applicable, the “Rules”). The making, validity, construction, and interpretation of this Section 11.9, and all procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitrator(s). For purposes of this Section 11.9, “amount in controversy” means the stated amount of the claim, not including interest or attorneys’ fees, plus the stated amount of any counterclaim, not including interest or attorneys’ fees. If the claim or counterclaim seeks a form of relief other than damages, such as injunctive or declaratory relief, it shall be treated as if the amount in controversy exceeds $250,000, unless all parties to the Dispute otherwise agree.

(b) Discovery. Discovery shall be allowed only to the extent permitted by the Rules.

(c) Time and Place. All arbitration proceedings hereunder shall be conducted in Dallas, Texas or such other location as all parties to the Dispute may agree. Unless good cause is shown or all parties to the Dispute otherwise agree, the hearing on the merits shall be conducted within 180 days of the initiation of the arbitration, if the arbitration is being conducted under the Streamlined Arbitration Rules, or within 270 days of the initiation of the arbitration, if the arbitration is being conducted under the Comprehensive Arbitration Rules.

However, it shall not be a basis to challenge the outcome or result of the arbitration proceeding that it was not conducted within the specified timeframe, nor shall the failure to conduct the hearing within the specified timeframe in any way waive the right to arbitration as provided for herein.

(d) Arbitrators.

(i) If the amount in controversy is $250,000 or less, the arbitration shall be before a single arbitrator selected by JAMS in accordance with the Rules.

(ii) If the amount in controversy is more than $250,000, the arbitration shall be before a panel of three arbitrators, selected in accordance with this paragraph. The party initiating the arbitration shall designate, with its initial filing, its choice of arbitrator. Within 30 days of the notice of initiation of the arbitration procedure, the opposing party to the Dispute shall select one arbitrator. If any party to the Dispute shall fail to select an arbitrator within the required time, JAMS shall appoint an arbitrator for that party. In the event that the Dispute involves three or more parties, JAMS shall determine the parties’ alignment pursuant to Rule 15 and each “side” shall have the right to appoint one arbitrator as provided above. The two arbitrators so selected shall select a third arbitrator, failing agreement on which, the third arbitrator shall be selected in accordance with JAMS Rule 15. Notwithstanding that each party may select an arbitrator, all arbitrators (whether selected by the parties, JAMS or otherwise) shall be independent and shall disclose any relationship that he or she may have with any party to the Dispute at the time of their respective appointment. All arbitrators shall be subject to challenge for cause under JAMS Rule 15. In the event that any party-selected arbitrator is struck for cause, JAMS shall appoint the replacement arbitrator.

(e) Waiver of Certain Damages. Notwithstanding any other provision in this Agreement to the contrary, the Company and the Members expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Delaware law, or any other laws, or under the Federal Arbitration Act or the Rules, unless such damages are a part of a third party claim for which a Member is entitled to indemnification hereunder.

(f) Limitations on Arbitrators. The arbitrators shall have authority to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, including specific performance of the Agreement, but may not change any term or condition of this Agreement, deprive any Member of a remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder.

(g) Form of Award. The arbitration award shall conform with the Rules, but also contain a certification by the arbitrators that, except as permitted by Section 11.9(e), the award does not include any consequential, incidental, special, treble, exemplary or punitive damages.

(h) Fees and Awards. The fees and expenses of the arbitrator(s) shall be borne equally by each side to the Dispute, but the decision of the arbitrator(s) may include such award of the arbitrators’ expenses and of other costs to the prevailing side as the arbitrators may determine. In addition, the prevailing party shall be entitled to an award of its attorneys’ fees and interest.

(i) Binding Nature. The decision and award shall be binding upon all of the parties to the Dispute and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party to the Dispute as a final judgment of such court.

Section 11.10. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

Section 11.11. Representation.

Each Member hereby acknowledges that the Member has been advised that the Member should seek and has had the opportunity to seek independent legal counsel to review the Transaction Documents on the Member’s behalf and to obtain the advice of such legal counsel relating to such documentation. Each Member further acknowledges and agrees that the law firm of Locke Lord LLP is legal counsel solely to NGP and the law firm of Buchanan Ingersoll & Rooney PC is legal counsel solely to the Rice Members with respect to the Transaction Documents.

*    *    *    *

[Signature Pages of Company, Members and Managers Attached]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

RICE ENERGY APPALACHIA, LLC

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Title:	CEO

MEMBERS:

RICE ENERGY LIMITED PARTNERSHIP
By:	Rice Energy Management LLC, General Partner

By:	/s/ Daniel J. Rice III
Name:	Daniel J. Rice III
Title:	General Partner

/s/ Daniel J. Rice III
DANIEL J. RICE III

NGP RE HOLDINGS, L.L.C.
By:	NGP IX US HOLDINGS, LP, its Member
By:	NGP IX Holdings GP, LLC, General Partner

By:	/s/ Kenneth A. Hersh
Kenneth A. Hersh, Authorized Person

NGP RE HOLDINGS II, L.L.C.
By:	NGP X US HOLDINGS, L.P., its Managing Member
By:	NGP X Holdings GP, LLC, its General Partner

By:	/s/ Kenneth A. Hersh
Kenneth A. Hersh, Authorized Person

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

/s/ Gina Banai
GINA BANAI

/s/ Jenna DiFrancesco
JENNA DIFRANCESCO

/s/ Matt Fahey
MATT FAHEY

/s/ Jide Famuagun
JIDE FAMUAGUN

/s/ Kris Hancock
KRIS HANCOCK

/s/ Ryan Kanto
RYAN KANTO

/s/ Glenn King
GLENN KING

/s/ Michael Lauderbaugh
MICHAEL LAUDERBAUGH

/s/ John Lavelle
JOHN LAVELLE

/s/ Gray Lisenby
GRAY LISENBY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

/s/ David Miller
DAVID MILLER

/s/ Varun Mishra
VARUN MISHRA

/s/ Aileen Rice
AILEEN RICE

/s/ Daniel J. Rice IV
DANIEL J. RICE IV

/s/ Derek Rice
DEREK RICE

/s/ Toby Z. Rice
TOBY Z. RICE

/s/ Robert Rikeman
ROBERT RIKEMAN

/s/ Stephen Rikeman
STEPHEN RIKEMAN

/s/ Jamie Rogers
JAMIE ROGERS

/s/ Zachary Willens
ZACHARY WILLENS

/s/ Rob Wingo
ROB WINGO

/s/ Tonya Winkler
TONYA WINKLER

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

MANAGERS:

/s/ Daniel J. Rice IV
DANIEL J. RICE IV

/s/ Toby Z. Rice
TOBY Z. RICE

/s/ Scott Gieselman
SCOTT GIESELMAN

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SIGNATURE PAGE

EXHIBIT A

List of Members, Sharing Ratios and Incentive Units

Amended and Restated Limited Liability Company Agreement

Date of Exhibit: April 18, 2013

Members	Legacy Sharing Ratio	New Sharing Ratio	Sharing Ratio	Legacy Tier I Units	Legacy Tier II Units	Legacy Tier III Units	Legacy Tier I Unit Percentage	Legacy Tier II Unit Percentage	Legacy Tier III Unit Percentage	New Tier I Units	New Tier II Units	New Tier III Units	New Tier IV Units	New Tier I Unit Percentage	New Tier II Unit Percentage	New Tier II Unit Percentage	New Tier II Unit Percentage
Rice Energy Limited Partnership	66.409%		46.714%	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel J. Rice III	4.095%	0.128%	2.918%	—	—	—	—	—	—	—	—	—	—	—	—	—	—
John Lavelle	—	—	—	49,521	50,000	50,000	0.495%	0.500%	0.500%	—	—	—	—	—	—	—	—
Varun Mishra	—	—	—	99,042	100,000	100,000	0.990%	1.000%	1.000%	—	—	—	—	—	—	—	—
Robert Rikeman	—	—	—	49,521	50,000	50,000	0.495%	0.500%	0.500%	—	—	—	—	—	—	—	—
Mark Butta	—	—	—	9,583	—	—	0.096%	—	—	—	—	—	—	—	—	—	—
David Miller	—	—	—	9,904	10,000	10,000	0.099%	0.100%	0.100%	—	—	—	—	—	—	—	—
Jamie Rogers	—	—	—	69,329	70,000	70,000	0.693%	0.700%	0.700%	—	—	—	—	—	—	—	—
Ryan Kanto	—	—	—	49,521	50,000	50,000	0.495%	0.500%	0.500%	—	—	—	—	—	—	—	—
Zachary Willens	—	—	—	99,042	100,000	100,000	0.990%	1.000%	1.000%	—	—	—	—	—	—	—	—
Gina Banai	—	—	—	24,760	25,000	25,000	0.248%	0.250%	0.250%	—	—	—	—	—	—	—	—
Stephen Rikeman	—	—	—	9,904	10,000	10,000	0.099%	0.100%	0.100%	—	—	—	—	—	—	—	—
Michael Lauderbaugh	—	—	—	9,904	10,000	10,000	0.099%	0.100%	0.100%	—	—	—	—	—	—	—	—
Glenn King	—	—	—	49,521	50,000	50,000	0.495%	0.500%	0.500%	—	—	—	—	—	—	—	—
Toby Rice	—	—	—	39,617	40,000	40,000	0.396%	0.400%	0.400%	—	—	—	—	—	—	—	—
Daniel J. Rice IV	—	—	—	69,329	70,000	70,000	0.693%	0.700%	0.700%	—	—	—	—	—	—	—	—
Derek Rice	—	—	—	69,329	70,000	70,000	0.693%	0.700%	0.700%	—	—	—	—	—	—	—	—
Aileen Rice	—	—	—	44,569	45,000	45,000	0.446%	0.450%	0.450%	—	—	—	—	—	—	—	—
Tonya Winkler	—	—	—	24,760	25,000	25,000	0.248%	0.250%	0.250%	—	—	—	—	—	—	—	—
Gray Lisenby	—	—	—	99,042	100,000	100,000	0.990%	1.000%	1.000%	—	—	—	—	—	—	—	—
Jide Famuagun	—	—	—	49,521	50,000	50,000	0.495%	0.500%	0.500%	—	—	—	—	—	—	—	—
Matt Fahey	—	—	—	24,760	25,000	25,000	0.248%	0.250%	0.250%	—	—	—	—	—	—	—	—
Jenna Difrancesco	—	—	—	24,760	25,000	25,000	0.248%	0.250%	0.250%	—	—	—	—	—	—	—	—
Kris Hancock	—	—	—	24,760	25,000	25,000	0.248%	0.250%	0.250%	—	—	—	—	—	—	—	—
Rob Wingo	—	—	—	—	—	—	—	—	—	100,000	100,000	100,000	100,000	2.000%	0.500%	0.500%	0.500%
Unallocated general/ future employees				—	—	—	0.000%	0.000%	0.000%	900,000	900,000	900,000	900,000	20.000%	5.000%	5.000%	5.000%
non-NGP Members sub-total	70.503%	0.128%	49.633%	1,000,000	1,000,000	1,000,000	10.000%	10.000%	10.000%	1,000,000	1,000,000	1,000,000	1,000,000	20.000%	5.000%	5.000%	5.000%
NGP RE Holdings, L.L.C. 125 E. John Carpenter Fwy. Suite 600 Irving, Texas 75062	29.497%		20.749%	—	—	—	—	—	—	—	—	—	—	—	—	—	—
NGP RE Holdings II, L.L.C. 125 E. John Carpenter Fwy. Suite 600 Irving, Texas 75062		99.872%	29.618%	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Total	100.00%	100.000%	100.000%	1,000,000	1,000,000	1,000,000	10.000%	10.000%	10.000%	1,000,000	1,000,000	1,000,000	1,000,000	20.000%	5.000%	5.000%	5.000%